Exhibit 10.1
EXECUTION VERSION

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of May 11, 2011
among
THE TIMKEN COMPANY,
as the Borrower,
CERTAIN DOMESTIC SUBSIDIARIES,
as Guarantors,
BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION,
as Co-Administrative Agents,
WELLS FARGO BANK, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
SUNTRUST BANK,
as Co-Syndication Agents,
JPMORGAN CHASE BANK, N.A.
and
THE BANK OF NEW YORK MELLON,
as Co-Documentation Agents,
KEYBANK NATIONAL ASSOCIATION,
as Paying Agent, L/C Issuer and Swing Line Lender,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and KEYBANK NATIONAL ASSOCIATION,
as
Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

I	Certain Timken Stockholders
II	Material Subsidiaries
III	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
6.08(b)	Existing Liens
6.09	Environmental Matters
6.12	Pension Plans
6.13	Subsidiaries and Other Equity Investments
6.15	Projected Financial Information
8.02(f)	Existing Investments
8.03	Existing Indebtedness
8.08	Transactions with Affiliates
8.09	Burdensome Agreements
11.02	Paying Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Joinder Agreement

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 11, 2011, among THE TIMKEN COMPANY, an Ohio corporation (the “Borrower”), the Guarantors (defined herein), BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION, as Co-Administrative Agents, KEYBANK NATIONAL ASSOCIATION, as Paying Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and KEYBANK NATIONAL ASSOCIATION, as L/C Issuer and Swing Line Lender and further amends and restates that certain Amended and Restated Credit Agreement dated as of July 10, 2009 among the Borrower, certain financial institutions party thereto and Bank of America, N.A. and KeyBank National Association, as co-administrative agents (the “Existing Credit Agreement”).
PRELIMINARY STATEMENTS:
     1. The Borrower has requested that the Existing Credit Agreement be amended and restated to make certain modifications thereto.
     2. The Co-Administrative Agents and the Lenders are willing to amend and restate the Existing Credit Agreement, upon and subject to the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms have the meanings specified below:
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Paying Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Agents” means, collectively, the Co-Administrative Agents and the Paying Agent.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” has the meaning specified in the preamble hereto.

     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Co-Administrative Agents pursuant to Section 7.02(b) for the most recent fiscal quarter of the Borrower:

Applicable Rate
			Eurocurrency
Pricing	Consolidated		Rate/Letters of
Level	Leverage Ratio	Facility Fee	Credit	Base Rate
1	≤ 0.5 to 1.0	0.250%	1.250%	0.250%
2	≤ 1.5 to 1.0 but
	> 0.5 to 1.0	0.300%	1.450%	0.450%
3	≤ 2.25 to 1.0 but
	> 1.5 to 1.0	0.350%	1.650%	0.650%
4	≤ 3.0 to 1.0 but
	> 2.25 to 1.0	0.400%	1.850%	0.850%
5	> 3.0 to 1.0	0.450%	2.050%	1.050%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) in connection with the financial statements referred to in Sections 7.01(a) and (b); provided, however, that if a Compliance Certificate is not delivered within 10 days of the due date required for its delivery by Section 7.02(b), then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending June 30, 2011 shall be determined based upon Pricing Level 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, the Lenders, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued, or have been deemed to have been issued, pursuant to Section 2.03(a), the Lenders, and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.
     “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bank of America Fee Letter” means the letter agreement, dated March 24, 2011, among the Borrower, Bank of America and MLPF&S.
     “Base Rate” means a rate per annum equal to the greatest of (a) the Prime Rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Rate and (c) the Eurocurrency Rate plus 1.0%. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
     “Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Paying Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings are conducted by and between banks in the London eurocurrency interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Loan (or, in the case of a Loan denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens permitted hereunder):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) readily marketable obligations issued by the District of Columbia, any state of the United States of America or any political subdivision thereof (i) having maturities of not more than 360 days from the date of acquisition thereof, (ii) rated at least A by S&P and at least A2 by Moody’s, and (iii) in an amount not to exceed $20,000,000 per issuer or $100,000,000 in the aggregate;
     (c) time deposits or repurchase agreements with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;
     (d) commercial paper or master notes issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 90 days from the date of acquisition thereof;
     (e) obligations issued by any Person organized under the laws of any state of the United States of America (i) having maturities of not more than 365 days from the date of acquisition thereof and (ii) rated at least A by S&P and at least A2 by Moody’s;
     (f) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940 which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition; and
     (g) with respect to Foreign Subsidiaries, the approximate foreign equivalent of any of clauses (a) through (f) above.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than those Persons listed on Schedule I and the heirs, administrators or executors of any such Persons and any trust established by or for the benefit of such Persons, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons acting in concert, other than those Persons listed on Schedule I, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.
     “Closing Date” means May 11, 2011.
     “Co-Administrative Agent” means each of Bank of America and KeyBank in its capacity as a co-administrative agent under any of the Loan Documents, or any successor co-administrative agent.
     “Code” means the Internal Revenue Code of 1986.

     “Commitment” means as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal Dollar amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such Dollar amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Currencies” means Canadian dollars, pounds sterling, Japanese yen, Euros and other freely transferable currencies satisfactory to the Lenders in their sole discretion.
     “Committed Currency Sublimit” means an amount equal to $100,000,000. The Committed Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Committed L/C Currency Sublimit” means an amount equal to $100,000,000. The Committed L/C Currency Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.
     “Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compensation Period” has the meaning specified in Section 2.12(c)(ii).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes for such period, as determined in accordance with GAAP, (iii) depreciation and amortization expense, as determined in accordance with GAAP, (iv) other non-recurring charges and expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) any losses realized upon the Disposition of assets outside the ordinary course of business, as determined in accordance with GAAP and (vi) the aggregate amount of non-cash impairment, restructuring, reorganization, implementation, manufacturing rationalization and other special charges for such period, and minus (b) the sum of (i) all non-recurring material non-cash items increasing Consolidated Net Income for such period, (ii) any gains realized upon the Disposition of assets outside the ordinary course of business, as determined in accordance with GAAP, and (iii) payments (net of expenses) received with respect to the United States — Continued Dumping and Subsidy Offset Act of 2000.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earn-outs, hold-backs and other deferred payment of consideration in connection with Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP), (e) Attributable Indebtedness, (f) all Off-Balance Sheet Liabilities, (g) without duplication, all

Guarantees with respect to outstanding Indebtedness (other than Indebtedness that is contingent in nature) of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, net of interest income in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended to (b) Consolidated Interest Charges for such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date. The Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate) shall be calculated on a Pro Forma Basis.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, as determined in accordance with GAAP.
     “Consolidated Net Worth” means, as of any date of determination, the consolidated net worth of the Borrower and its Subsidiaries; provided, however, that there shall be excluded from consolidated net worth the effect of any adjustments made to consolidated net worth as a result of accumulated other comprehensive income or loss, all as determined in accordance with GAAP on a Pro Forma Basis.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning specified in the definition of “Affiliate.”
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.
     “Debt Rating” means, as of any date of determination, the rating as determined (x) by S&P of the Borrower’s long term corporate credit or (y) by Moody’s of the Borrower’s senior unsecured long term debt, in each of clause (x) and (y) on a non-credit enhanced basis; provided that if (i) a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply, and (ii) either S&P or Moody’s shall change the basis on which ratings are established by it, each reference to the

Debt Rating announced by S&P or Moody’s shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Period” means, with respect to any Defaulting Lender,
     (a) in the case of any Defaulted Credit, the period commencing on the date the applicable Defaulted Credit was required to be extended to the Borrower under this Agreement (after giving effect to any applicable grace period) and ending on the earlier of the following: (i) the date on which such Defaulted Credit with respect to such Defaulting Lender has been funded or reduced to zero (whether by the funding of any Defaulted Credit by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 11.23(b)) and (ii) the date on which the Borrower, the Co-Administrative Agents and the Required Lenders (and not including such Defaulting Lender in any such determination, in accordance with Section 11.23(a)) waive the application of Section 11.23 with respect to such Defaulted Credit of such Defaulting Lender in writing;
     (b) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to any Agent, the L/C Issuer or other Lender under this Agreement (after giving effect to any applicable grace period) and ending on the earlier of the following: (i) the date on which such Defaulted Payment has been paid to such Agent, the L/C Issuer or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrower for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate and a rate determined by the Paying Agent in accordance with its then-applicable policies regarding interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender or by the application of any amount pursuant to Section 11.23(c)) and (ii) the date on which such Agent, the L/C Issuer and any such other Lender waive the application of Section 11.23 with respect to such Defaulted Payments of such Defaulting Lender in writing; and
     (c) in the case of any Distress Event determined by the Co-Administrative Agents (in their respective good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (i) the date on which such Distress Event is determined by the Co-Administrative Agents (in their respective good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (ii) such date as the Borrower and the Co-Administrative Agents agree, in their sole discretion, to waive the application of Section 11.23 with respect to such Distress Event of such Defaulting Lender.
     “Default Rate” means an interest rate equal to (a) the Applicable Rate, if any, applicable to Base Rate Loans plus (b) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the Applicable Rate otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Defaulted Credit” has the meaning specified in the definition of “Defaulting Lender”.
     “Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.
     “Defaulting Lender” means any Lender (a) that has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (each such Loan, a “Defaulted Credit”) within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) that has otherwise failed to pay over to any Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, (c) that has given written notice to any Agent, the L/C Issuer or any Lender or has otherwise publicly announced that such Lender will or expects to become a Defaulting Lender or (d) as to which a Distress Event has occurred, in each case in clauses (a) through (c) above, for so long as the applicable Default Period is in effect.
     “Determination Date” has the meaning specified in Section 2.14(a).
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Distress Event” means, with respect to any Person (each, a “Distressed Person”), (a) a voluntary or involuntary case (or comparable proceeding) with respect to such Distressed Person has been commenced with respect to such Distressed Person under any Debtor Relief Law, (b) a custodian, conservator, receiver or similar official has been appointed for such Distressed Person or for any substantial part of such Distressed Person’s assets or (c) such Distressed Person has made a general assignment for the benefit of creditors or has otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.
     “Distressed Person” has the meaning specified in the definition of “Distress Event”.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.07(b)(ii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon

(a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equivalent” means, (a) with respect to a Loan denominated in a Committed Currency, the Dollar equivalent of the principal amount of such Loan, determined by the Paying Agent on the basis of its spot rate at approximately 11:00 a.m., London time, on the date two (2) Business Days before the date of such Loan, for the purchase of the relevant Committed Currency with Dollars for delivery on the date of such Loan, and (b) with respect to any other amount, if denominated in Dollars, then such amount in Dollars, and otherwise the Dollar equivalent of such amount, determined by the Paying Agent on the basis of its spot rate at approximately 11:00 a.m., London time, on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Committed Currency with Dollars for delivery on such date; provided, however, that, in calculating the Equivalent for purposes of determining (i) the Borrower’s obligation to prepay Loans pursuant to Section 2.05 hereof, or (ii) the Borrower’s ability to request additional Loans pursuant to the Commitments, the Paying Agent may, in its discretion, on any Business Day selected by the Paying Agent (prior to the Obligations being Fully Satisfied), calculate the Equivalent of each Loan denominated in a Committed Currency. The Paying Agent shall notify the Borrower of the Equivalent of such Loan denominated in a Committed Currency or any other amount at the time that Equivalent is determined.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “EURIBO Rate” means the rate appearing on Reuters Page EURIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest five decimal places) of the respective rates per annum at which deposits in Euros are offered to the Paying Agent in London by prime banks in the European interbank eurocurrency market at approximately 10:00 a.m., London time, two Business Days prior to the commencement of the such Interest Period in an amount substantially equal to the Paying Agent’s (in its capacity as a Lender) Eurocurrency Rate Loan comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 3.03).
     “Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
     “Eurocurrency Rate” means:
     (a) for any Interest Period with respect to any Eurocurrency Rate Loan denominated in Dollars or any Committed Currency other than Euro the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Paying Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or the applicable Committed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Paying Agent to be the rate at which deposits in Dollars or the applicable Committed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to the Paying Agent (or an Affiliate of the Paying Agent, in the Paying Agent’s discretion) by major banks in the London or other offshore interbank eurocurrency market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period;
     (b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (A) BBA LIBOR, at approximately 11:00 a.m., London time, two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate determined by the Paying Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by the Paying Agent and with a term equal to one month would be offered to the Paying Agent by major banks in the London interbank eurodollar market at their request at the date and time of determination; and
     (c) for any Interest Period with respect to any Eurocurrency Rate Loan denominated in Euros, the EURIBO Rate.
     “Eurocurrency Rate Loan” means a Loan (other than a Base Rate Loan) denominated in Dollars or a Committed Currency that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.
     “Event of Default” has the meaning specified in Section 9.01.
     “Existing Credit Agreement” has the meaning specified in the preamble hereto.
     “Existing Letter of Credit” means each letter of credit listed on Schedule III.
     “Facility Fee” has the meaning specified in Section 2.09(a).
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
     “Foreign Lender” has the meaning specified in Section 11.15(a)(i).
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Granting Lender” has the meaning specified in Section 11.07(h).
     “Guarantors” means, collectively, the Material Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Material Subsidiary of the Borrower that shall be required to execute and deliver a Joinder Agreement pursuant to Section 7.12. For purposes of clarification, the Receivables Subsidiaries shall not be Guarantors.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Paying Agent and the Lenders pursuant to Article IV hereof.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning specified in Section 2.03(c)(i).
     “ICC” has the meaning specified in Section 2.03(h).
     “Impacted Lender” means any Lender as to which the Administrative Agent, the L/C Issuer or the Swing Line Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, letter of credit issuer or issuer of bank guarantees and including, but not limited to, funding or paying when due loan requests, swingline participations, letter of credit participations, pro rata sharing obligations and expense and indemnification obligations) under one or more other syndicated credit facilities, unless the subject of a good faith dispute.

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business on customary terms);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases, Off-Balance Sheet Liabilities and Synthetic Lease Obligations;
     (g) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment, in each case in cash, in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Liabilities” has the meaning specified in Section 11.05.
     “Indemnitees” has the meaning specified in Section 11.05.
     “Information” has the meaning specified in Section 11.08.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash, Cash Equivalents or short-term marketable debt securities.
     “IP Rights” has the meaning specified in Section 6.17.
     “IRS” means the United States Internal Revenue Service.
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and with respect to any such Letter of Credit.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed by a direct or indirect Domestic Subsidiary in accordance with the provisions of Section 7.12.
     “KeyBank” means KeyBank National Association and its successors.
     “KeyBank Fee Letter” means the letter agreement, dated March 24, 2011, between the Borrower and KeyBank.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance (or deemed issuance) thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Issuer” means (a) KeyBank in its capacity as issuer of Letters of Credit hereunder and/or (b) any other Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender, in its sole discretion, and the Co-Administrative Agents (such consent not to be unreasonably withheld or delayed), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For the purposes of the foregoing, the consent of the Co-Administrative Agents shall not be withheld if (i) the credit rating of KeyBank is unacceptable to the proposed beneficiary of a Letter of Credit or (ii) the credit rating of KeyBank could reasonably be expected to result in additional material costs or expenses being paid, or additional material obligations being incurred, by the Borrower or any Subsidiary under or in connection with any Contractual Obligations to which the proposed beneficiary of a Letter of Credit is a party. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Paying Agent.
     “Letter of Credit” means any letter of credit issued hereunder, or deemed to have been issued hereunder, including, without limitation, all Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fees” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Bank of America Fee Letter, (d) the KeyBank Fee Letter, (e) each Letter of Credit Application and (f) each Joinder Agreement.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Subsidiary” means each Domestic Subsidiary now existing or hereafter acquired or formed, and each successor thereto, which, (a) after giving pro forma effect to such acquisition or formation, or at any other time thereafter, (i) the Borrower and its other Subsidiaries’ Investments in such Domestic Subsidiary exceeds 2.5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (ii) the Borrower and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Domestic Subsidiary exceeds 2.5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, or (iii) the Borrower and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Domestic Subsidiary exceeds 2.5% of the income of the Borrower and its Subsidiaries on a consolidated basis, or (b) together with any other Domestic Subsidiaries that have not provided a Guaranty hereunder, after giving pro forma effect to such acquisition or formation, or at any other time thereafter, (i) the Borrower and its other Subsidiaries’ Investments in such Domestic Subsidiaries exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (ii) the Borrower and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Domestic Subsidiaries exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, or (iii) the Borrower and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Domestic Subsidiaries exceeds 10% of the income of the Borrower and its Subsidiaries on a consolidated basis, in each case, as of the last day of the most recently completed fiscal quarter of the Borrower with respect to which, pursuant to clauses (a) or (b) of Section 7.01, financial statements have been, or are required to have been, delivered by the Borrower, and in any event includes all of the Domestic Subsidiaries listed on Schedule II.
     “Maturity Date” means the earlier of (i) May 11, 2016 and (ii) the date of termination in whole of the Commitments, the Letter of Credit Sublimit, and the Swing Line Sublimit pursuant to Section 2.06 or 9.02(b).

     “Maximum Rate” has the meaning specified in Section 11.10.
     “MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a plan described in Section 4064 of ERISA to which the Borrower or any ERISA Affiliate is obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to the sale of any asset by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) out-of-pocket expenses, brokerage commissions and other direct fees and expenses (including legal expenses and the expenses of any financial advisor) incurred by such Loan Party or such Subsidiary in connection with such sale and (C) income, franchise, transfer or other taxes paid in connection with the relevant asset sale as a result of the sale or any gain recognized in connection therewith; and
     (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower in connection with such incurrence or issuance.
     “Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.
     “Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Note” means a Revolving Credit Note.
     “NPL” means the National Priorities List under CERCLA.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Swap Bank and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank.
     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning specified in Section 3.01(b).
     “Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof (based on the Equivalent in Dollars at such time) after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Participant” has the meaning specified in Section 11.07(d).
     “Participant Register” has the meaning specified in Section 11.07(d).
     “Paying Agent” means KeyBank in its capacity as a paying agent under any of the Loan Documents, or any successor paying agent.
     “Paying Agent’s Office” means the Paying Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Paying Agent may from time to time notify the Borrower and the Lenders.

     “Payment Office” means, for any Committed Currency, such office of KeyBank as shall be from time to time selected by the Paying Agent and notified by the Paying Agent to the Borrower and the Lenders.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (excluding a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.
     “Permitted Acquisition” means any purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person permitted by Section 8.02(i).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (including a Pension Plan and excluding a Multiemployer Plan or a Multiple Employer Plan), maintained for employees of the Borrower or any ERISA Affiliate and to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 7.02.
     “Primary Currency” has the meaning specified in Section 11.17(c).
     “Prime Rate” means the interest rate established from time to time by the Paying Agent as the Paying Agent’s prime rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by the Paying Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
     “Pro Forma Basis” means, for purposes of calculating the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate) and Consolidated Net Worth, that any Disposition of a Sold Business or Acquisition shall be deemed to have occurred as of the first day of the most recent four consecutive fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition of a Sold Business, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by audited financial statements, if available, or such other information reasonably satisfactory to the Co-Administrative Agents.
     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Public Lender” has the meaning specified in Section 7.02.
     “Receivables Facility” has the meaning specified in Section 8.05(g).
     “Receivables Subsidiary” has the meaning specified in Section 7.12.
     “Register” has the meaning specified in Section 11.07(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that, as set forth in Section 11.23, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, corporate controller, treasurer, or assistant treasurer of a Loan Party and, with respect to certificates to be delivered pursuant to Sections 5.01 and 5.02, notices to be delivered pursuant to Section 7.03 and the requirements of Section 9.01, the general counsel or the secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any capital stock or other Equity Interest of the Borrower or any Subsidiary, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof). The definition of “Restricted Payment” shall not include any dividend or other distribution (whether in cash, securities or other property) with regard to any capital stock or other Equity Interest of the Borrower or any Subsidiary.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Loans denominated in Dollars, $5,000,000, and in respect of any Revolving Credit Loans denominated in any Committed Currency, the Equivalent of $5,000,000.
     “Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Loans denominated in Dollars, $1,000,000, and in respect of Revolving Credit Loans denominated in any Committed Currency, the Equivalent of $1,000,000.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01.
     “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender.
     “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
     “Sold Business” means any material Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Subsidiary, other than in the ordinary course of business.
     “Solvent” and “Solvency” mean, with respect to any Person, and its Subsidiaries on a consolidated basis, on any date of determination, that on such date (a) the fair value of the property of such Person, and its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person, and its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person, and its Subsidiaries on a consolidated basis, on its debts as they become absolute and matured, (c) such Person, and its Subsidiaries on a consolidated basis, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person, and its Subsidiaries on a consolidated basis, is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of such Person, and its Subsidiaries on a consolidated basis, would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPC” has the meaning specified in Section 11.07(h).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party and (b) any Lender or Affiliate of a Lender that is party to a Swap Contract with any Loan Party in existence on the Closing Date.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).

     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” has the meaning specified in Section 3.01(a).
     “Threshold Amount” means $50,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Co-Administrative Agents, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Co-Administrative Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 References to Agreements and Laws.
     Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07 Letter of Credit Amounts.
     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit at such time after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
1.08 Currency Equivalents Generally.
     Any amount specified in this Agreement (other than in Articles II, X and XI) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Paying Agent in its principal office at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 The Loans.
     Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount (based in respect of any Revolving Credit Loans to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Committed Loan Notice) not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Revolving Credit Loans denominated in a Committed Currency shall not exceed the Committed Currency Sublimit, and (iii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Paying Agent, which may be given by telephone. Each such notice must be received by the Paying Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans denominated in Dollars, (ii) 4:00 p.m. three Business Days prior to the requested date of any Revolving Credit Borrowing consisting of Eurocurrency Rate Loans denominated in any Committed Currency, and (iii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Paying Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if such Borrowing is a Revolving Credit Borrowing, the currency of such Borrowing, which shall be Dollars or a Committed Currency and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Paying Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Paying Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Paying Agent in immediately available funds at the Paying Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, in the case of a Revolving Credit Borrowing consisting of Loans denominated in Dollars, and before 5:00 p.m. on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Loans denominated in any Committed Currency. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Paying Agent shall make all funds so received available to the Borrower in like funds as received by the Paying Agent either by (i) crediting the account of the Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Paying Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, upon the request of the Required Lenders, no Loans may be converted to or continued as Eurocurrency Rate Loans.

     (d) The Paying Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Paying Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Paying Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect.
     (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
     (g) The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Co-Administrative Agents, increase the Aggregate Commitments (but not the Committed L/C Currency Sublimit and Committed Currency Sublimit) by up to $100,000,000 with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Borrower and approved by the Co-Administrative Agents (such approval not to be unreasonably withheld); provided that:
     (i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;
     (ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;
     (iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;
     (iv) any new Lender shall join this Agreement by executing such joinder documents required by the Co-Administrative Agents; and
     (v) as a condition precedent to such increase, the Borrower shall deliver to the Co-Administrative Agents a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.02(g), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists.
     The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section. In connection with any such increase in the Aggregate Commitments, Schedule 2.01 shall be revised by the Co-Administrative Agents to reflect the new Commitments and distributed to the Lenders.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) On the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder by the L/C Issuer. Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary in Dollars or any Committed Currency, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued (or deemed to have been issued) for the account of the Borrower or any Subsidiary; provided that the L/C Issuer shall not make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Total Outstandings would exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of all L/C Obligations denominated in a Committed Currency would exceed the Committed L/C Currency Sublimit. Each request by the Borrower for an L/C Credit Extension shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

     (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
     (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (E) such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars or a Committed Currency; or
     (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Borrower or such Lender has cash collateralized such Defaulting Lender’s or Impacted Lender’s risk participation in the L/C Obligations in accordance with the procedures set forth in Section 2.03(g) for so long as such risk participation is outstanding or the L/C Issuer has otherwise entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iii) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (iv) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully, and subject to the same limitations, as if the term “Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Paying Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Paying Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer and the Paying Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be denominated in Dollars or a Committed Currency and in the absence of such specification shall be deemed to be a request for a Letter of Credit denominated in Dollars; (H) a general description of the purpose and nature of the requested Letter of Credit; and (I) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Paying Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Paying Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Paying Agent (by telephone or in writing) that the Paying Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Paying Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Paying Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance (or deemed issuance) of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date from the Paying Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Paying Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Paying Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Paying Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Paying Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the Equivalent amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing in Dollars of Base Rate Loans to be disbursed on the Honor Date in an Equivalent amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice) and provided, that after giving effect to such Borrowing, the Total Outstandings shall not exceed the Aggregate Commitments. Any notice given by the L/C Issuer or the Paying Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including any Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Paying Agent for the account of the L/C Issuer at the Paying Agent’s Office in an Equivalent amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Paying Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the Borrower in such amount. The Paying Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Paying Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
     (v) So long as it has a Commitment hereunder, each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an

Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Paying Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Paying Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Paying Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Paying Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Paying Agent), the Paying Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Paying Agent.
     (ii) If any payment received by the Paying Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Paying Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Paying Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the L/C Obligations of the Borrower in respect of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of the L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Paying Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Paying Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Paying Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Paying Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank. If at any time the Paying Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Paying Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Paying Agent, pay to the Paying Agent, as additional funds to be deposited and held in the deposit accounts at KeyBank as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as cash collateral that the Paying Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer.
     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (or deemed issued), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (or deemed issuance) (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (Euro)) shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Paying Agent for the account of each Lender (except as otherwise provided in Section 11.23 with respect to Defaulting Lenders) in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (such fees, “Letter of Credit Fees”). Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. Such Letter of Credit Fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance (or deemed issuance) of such

Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued (or deemed issued) by the L/C Issuer equal to the rate per annum identified in the KeyBank Fee Letter times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance (or deemed issuance) of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Reimbursement Agreement. It is acknowledged and agreed that this Agreement shall be deemed to be the “Reimbursement Agreement” for purposes of that certain Indenture dated as of June 1, 2003 between the Ohio Air Quality Development Authority and Bank One Trust Company, National Association, as trustee, as amended from time to time.
     (l) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Paying Agent, which may be given by telephone.

Each such notice must be received by the Swing Line Lender and the Paying Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Paying Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Paying Agent (by telephone or in writing) that the Paying Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Paying Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Paying Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Paying Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Paying Agent in immediately available funds for the account of the Swing Line Lender at the Paying Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Paying Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Paying Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Paying Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Paying Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing

Line Lender submitted to any Lender (through the Paying Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Paying Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Paying Agent will make such demand upon the request of the Swing Line Lender.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05 Prepayments.
     (a) Optional. (i) The Borrower may, upon notice to the Paying Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Paying Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Revolving Credit Loans shall be in a principal amount of not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof; and (3) any prepayment of Swing Line Loans shall be in a principal amount of not less than $100,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Paying Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Except as set forth in Section 11.23, each prepayment pursuant to this Section 2.05(a) shall be paid to the Paying Agent for distribution to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
     (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Paying Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Paying Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Mandatory.
     (i) If for any reason (A) the Total Outstandings at any time exceed the Aggregate Commitments then in effect or (B) the Swing Line Loans outstanding exceed the Swing Line Sublimit, the Borrower shall immediately prepay the Revolving Credit Loans, the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
     (ii) Prepayments made pursuant to clause (i)(A) of this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, third, shall be applied to prepay Revolving Credit Loans outstanding at such time and, fourth, shall be used to Cash Collateralize the L/C Obligations. Upon the drawing of any Letter of Credit which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.
     (c) Prepayments of Committed Currency Loans. If as of any Determination Date (i) the Equivalent of the Outstanding Amount of all Revolving Credit Loans, all Swing Line Loans and all L/C Obligations exceeds the Aggregate Commitments then in effect or (ii) the Equivalent of all L/C Obligations exceeds the Letter of Credit Sublimit, in each case, the Borrower shall, on such Determination Date, prepay Revolving Credit Loans denominated in Committed Currencies and/or Cash Collateralize Letters of Credit denominated in a Committed Currency in an aggregate amount equal to such excess. If as of any Determination Date the Equivalent of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations denominated in a Committed Currency exceeds 105% of the Committed Currency Sublimit then in effect, the Borrower shall, on such Determination Date, prepay Revolving Credit Loans denominated in Committed Currencies and/or Cash Collateralize Letters of Credit denominated in a Committed Currency in an aggregate amount equal to the amount by which such Outstanding Amount exceeds the Committed Currency Sublimit.
     (d) Prepayments to Include Accrued Interest, Etc. All prepayments under this Section 2.05 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.
2.06 Termination or Reduction of Commitments.
     (a) Optional. The Borrower may, upon notice to the Paying Agent, terminate the unused portions of the Letter of Credit Sublimit, the Committed Currency Sublimit, the Committed L/C Currency Sublimit or the unused Commitments, or from time to time permanently reduce the unused portions of the Letter of Credit Sublimit, the Committed Currency Sublimit, the Committed L/C Currency Sublimit or the unused Commitments; provided that (i) any such notice shall be received by the Paying Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the unused portions of the Letter of Credit Sublimit, the Committed Currency Sublimit, the Committed L/C Currency Sublimit or the unused Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit, the Committed Currency Sublimit or the Committed L/C Currency Sublimit exceeds the amount of the Revolving Credit Facility, such Letter of Credit Sublimit, Swing Line Sublimit, Committed Currency Sublimit or Committed L/C Currency Sublimit shall be automatically reduced by the amount of such excess.
     (b) Mandatory. If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit, the Committed Currency Sublimit, the Committed L/C Currency Sublimit or the Swing Line Sublimit exceeds the amount of the Commitments, such sublimit shall be automatically reduced by the amount of such excess.
     (c) Application of Commitment Reductions; Payment of Fees. The Paying Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Committed Currency Sublimit, the Committed L/C Currency Sublimit or the unused Commitment under this Section 2.06. Upon any reduction of unused Commitments, except as set forth in Sections 11.23 and 11.24, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Commitments are reduced. All Facility Fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07 Repayment of Loans.
     (a) Revolving Credit Loans. The Borrower shall repay to the Paying Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
     (b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date agreed to between the Borrower and the Swing Line Lender, but in no event more than 30 days after such Loan is made and (ii) the Maturity Date.
2.08 Interest.
     (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Rate for Eurocurrency Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate for Base Rate Loans.
     (b) If any amount of principal, interest or fees payable under any of Sections 2.03(i), 2.03(j) or 2.09 are not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees.
     In addition to certain fees described in Sections 2.03(i) and 2.03(j):
     (a) Facility Fee. The Borrower shall pay to the Paying Agent for the account of each Lender (except as otherwise provided in Section 11.23 with respect to Defaulting Lenders) in accordance with its Pro Rata Share, a fee (the “Facility Fee”) equal to, the Applicable Rate times the Aggregate Commitments (or, if the Aggregate Commitments have been terminated, on the Outstanding Amount of all Loans and L/C Obligations). The Facility Fee shall accrue at all times from the Closing Date through the Maturity Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the last Business Day of each March, June, September and December, and on the Maturity Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees.
     (i) The Borrower shall pay to the Agents for their own respective accounts fees in the amounts and at the times specified in the Bank of America Fee Letter and the KeyBank Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Paying Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Paying Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Paying Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Paying Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.
2.11 Evidence of Indebtedness.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Paying Agent in the ordinary course of business. The accounts or records maintained by the Paying Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Paying Agent in respect of such matters, the accounts and records of the Paying Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Paying Agent, the Borrower shall execute and deliver to such Lender (through the Paying Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Paying Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Paying Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Paying Agent shall control in the absence of manifest error.

     (c) Entries made in good faith by the Paying Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Paying Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
2.12 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder (except with respect to principal of, interest on, and other amounts relating to, Loans denominated in a Committed Currency) shall be made to the Paying Agent, for the account of the respective Lenders to which such payment is owed, at the Paying Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower with respect to principal of, interest on, and other amounts relating to, Loans denominated in a Committed Currency shall be made to the Paying Agent, for the account of the respective Lenders to which such payment is owed, at the Payment Office in such Committed Currency and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Paying Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Paying Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
     (c) Unless the Borrower or any Lender has notified the Paying Agent, prior to the date any payment is required to be made by it to the Paying Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Paying Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Paying Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Paying Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Paying Agent to such Lender to the date such amount is repaid to the Paying Agent in immediately available funds at the higher of (A) Federal Funds Rate from time to time in effect in the case of Loans denominated in Dollars or (B) the cost of funds incurred by the Paying Agent in respect of such amount in the case of Loans denominated in Committed Currencies; and

     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Paying Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Paying Agent to the Borrower to the date such amount is recovered by the Paying Agent (the “Compensation Period”) at a rate per annum equal to the higher of (A) Federal Funds Rate from time to time in effect in the case of Loans denominated in Dollars or (B) the cost of funds incurred by the Paying Agent in respect of such amount in the case of Loans denominated in Committed Currencies. If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing in the case of Loans denominated in Dollars or (B) the cost of funds incurred by the Paying Agent in respect of such amount in the case of Loans denominated in Committed Currencies. If such Lender does not pay such amount forthwith upon the Paying Agent’s demand therefor, the Paying Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Paying Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Paying Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Paying Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
     (d) If any Lender makes available to the Paying Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Paying Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Paying Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.05(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.05(b).
     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (g) Whenever any payment received by the Paying Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Paying Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 9.03. If the Paying Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Paying Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (A) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

     (h) To the extent that the Paying Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Paying Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Paying Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Paying Agent to distribute such funds in accordance with the terms of this Section 2.12; provided that the Borrower and each of the Lenders hereby agree that the Paying Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(h) or as a result of the failure of the Paying Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Paying Agent and each Lender, and hold the Paying Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Paying Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.12(h).
2.13 Sharing of Payments.
     If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans and excluding any amounts received by the L/C Issuer and/or the Swing Line Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder), any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Paying Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender pursuant to Section 11.23 or as consideration for any assignment or participation pursuant to Section 11.07. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Paying Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Committed Currency Borrowings.
     (a) Determination of Equivalents. The Paying Agent will determine the Equivalent amount on each of the following dates: (i) the last Business Day of each month, (ii) the date a Request for Credit Extension is delivered to the Paying Agent with respect to each Credit Extension issued or advanced that results in an Outstanding Amount denominated in a Committed Currency, (iii) each date on which any Outstanding Amount is due, (iv) each Interest Payment Date applicable thereto, (v) the Honor Date with respect to each Letter of Credit denominated in a Committed Currency, (vi) each date of an amendment of any such Letter of Credit denominated in a Committed Currency having the effect of increasing the amount thereof, (vii) any date on which an L/C Borrowing is deemed to have been made with respect to a Letter of Credit denominated in a Committed Currency, and (viii) any additional and more frequent dates as the Lead Arrangers in their sole discretion may, or at the direction of the Required Lenders shall, select from time to time (each such date under clauses (i) through (viii), being a “Determination Date”).
     (b) Notification of Availability. If on any date on which a Revolving Credit Loan denominated in a Committed Currency is requested to be made or continued, in the event that the Committed Currency requested or elected by the Borrower to be continued is not available to the Paying Agent, then the Paying Agent shall notify the Borrower no later than 4:00 p.m., three Business Days prior to the proposed Borrowing or proposed continuation.
     (c) Consequences of Non-Availability. If the Paying Agent notifies the Borrower pursuant to Section 2.14(b) that the Committed Currency requested or elected by the Borrower to be continued is not available, such notification shall (i) in the case of any request for a Borrowing, revoke such request and (ii) in the case of any continuation or conversion, result in the Eurocurrency Rate Loans denominated in such Committed Currency being automatically converted into Eurocurrency Rate Loans denominated in Dollars for a one month Interest Period on the last day of the then current Interest Period with respect to such Eurocurrency Rate Loans denominated in such Committed Currency.
     (d) Automatic Conversions. During the existence of an Event of Default, all outstanding Loans denominated in a Committed Currency shall be redenominated and converted into their Equivalent of Base Rate Loans in Dollars on the last day of the Interest Period applicable to any such Loans.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a lending office, or to which such Agent or such Lender has a present or former connection (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) upon the request of the Paying Agent, the Borrower shall furnish to the Paying Agent (which shall forward the same to such Agent or such Lender, as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Paying Agent.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, the Borrower shall also pay to such Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that such Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this Section 3.01(d) shall be made within 30 days after the date such Lender or such Agent makes a demand therefor.
3.02 Illegality.
     If any Lender determines that the introduction or change in any Law after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate in Dollars or any Committed Currency, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Committed Currency in the London interbank eurocurrency market or, in the case of Euro, the European interbank eurocurrency market, then, on notice thereof by such Lender to the Borrower through the Paying Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the applicable currency or to convert Base Rate Loans to Eurocurrency Rate Loans in the applicable currency shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Paying Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Paying Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Paying Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender and/or Base Rate Loans as to which the interest rate is determined with reference to with reference to clause (b) of the definition of “Eurocurrency Rate,” as applicable, to Base Rate Loans as to which the rate of interest is not determined with reference to the

Eurocurrency Rate (or if any such Eurocurrency Rate Loan is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Loan as to which the rate of interest is not determined with reference to the Eurocurrency Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Paying Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Paying Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurocurrency Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate (without giving effect to clause (c) thereof). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, but without liability under Section 3.05(a). Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (a) Dollar or other Committed Currency deposits are not being offered to banks in the London interbank eurocurrency market or, in the case of Euro deposits, the European interbank eurocurrency market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Paying Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Rate, as applicable, shall be suspended until the Paying Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the applicable currency or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and shall be entitled to recover interest at the Base Rate (without giving effect to clause (c) thereof).
3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
     (a) If any Lender determines that as a result of the introduction of or any Change in Law or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, or to which such Lender has a present or former connection, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Paying Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Paying Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Paying Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
3.05 Funding Losses.
     (a) Upon demand of any Lender (with a copy to the Paying Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (iii) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;
excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     (b) In addition to the rights of the Lenders set forth in Section 3.05(a), at any time on or prior to the 180th day following the Closing Date, upon demand of the Paying Agent, from time to time, the Borrower shall promptly compensate the Paying Agent for and hold the Paying Agent harmless from any loss, cost or expense incurred by it as a result of any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of the syndication of the Revolving Credit Facility.
     (c) For purposes of calculating amounts payable by the Borrower to the Lenders or the Paying Agent under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06 Matters Applicable to All Requests for Compensation.
     (a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided, however, that no Agent or Lender may seek compensation under this Article III more than 90 days after such Agent or Lender had actual knowledge that such amount or amounts were payable under this Article III. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.16.
3.07 Survival.
     All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Co-Administrative Agents as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Co-Administrative Agents or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Co-Administrative Agents or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.
     The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Co-Administrative Agents and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Co-Administrative Agents or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Co-Administrative Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
4.06 Rights of Contribution.
     The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.
4.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Initial Credit Extension.
     The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Co-Administrative Agents’ receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated such date (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to the Co-Administrative Agents and the Lenders:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to each Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Co-Administrative Agents and the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iv) such documents and certifications as the Co-Administrative Agents and the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;
     (v) a favorable opinion of Jones Day, counsel to the Loan Parties, addressed to the Co-Administrative Agents and each Lender, in form and substance reasonably satisfactory to the Co-Administrative Agents;
     (vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) a certificate attesting to the Solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the consummation of the transaction contemplated hereby, from the Borrower’s Chief Financial Officer or Executive Vice President-Finance and Administration; and
     (ix) such other assurances, certificates, documents, consents or opinions as the Co-Administrative Agents may reasonably require.
     (b) All fees required to be paid by the Borrower in connection with the Loan Documents on or before the Closing Date shall have been paid in full.
     (c) All accrued reasonable expenses of the Co-Administrative Agents and the Lenders, including, without limitation, Attorney Costs for which the Borrower has received a reasonably detailed invoice at least 5 days prior to the Closing Date, shall have been paid in full.
     (d) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that (i) could reasonably be expected to materially and adversely affect the Borrower and its Subsidiaries, (ii) purports to adversely affect the ability of the Borrower or any other Loan Party to perform their respective obligations under the Loan Documents, or (iii) purports to affect the legality, validity or enforceability of any Loan Document.
     (e) There shall not have occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole since December 31, 2010.
5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished by the Borrower or any other Loan Party at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Paying Agent and, if applicable, the Appropriate L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Agents and the Lenders that:
6.01 Existence, Qualification and Power; Compliance with Laws.
     Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) except as would not be reasonably likely to have a Material Adverse Effect, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except as would not be reasonably likely to have a Material Adverse Effect, violate any Law. No Loan Party or any of its Subsidiaries is in violation of any Law, the violation of which could be reasonably likely to have a Material Adverse Effect.
6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement or exercise of rights or remedies against, any Loan Party of this Agreement or any other Loan Document, except for those that have already been obtained.
6.04 Binding Effect.
     This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar or laws of general applicability affecting the enforcement of creditors rights and (b) the application of general principals of equity.

6.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP.
     (b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08 Ownership of Property; Liens.
     (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Set forth on Schedule 6.08(b) hereto is a complete and accurate list of all Liens (other than any Lien permitted pursuant to Section 8.01(b) through (k)) on the property or assets of any Loan Party or any of its Subsidiaries as of the Closing Date. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 6.08(b), and as otherwise permitted by Section 8.01.

6.09 Environmental Compliance.
     Except as otherwise set forth on Schedule 6.09:
     (a) The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and known Environmental Liabilities on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws, known Environmental Liabilities, and Environmental Liabilities that would be known based upon appropriate inquiry and investigation, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The Borrower and each Loan Party are in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of the Borrower and each Loan Party under any Environmental Law have been secured and the Borrower and each such Loan Party are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any Loan Party has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of, or default under any Environmental Laws, and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of, or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. No property currently or formerly owned or operated by the Borrower or any Loan Party existing as of the Closing Date and, to the knowledge of the Borrower, no property currently or formerly owned or operated by the Business, is listed on the NPL or any analogous foreign, state or local list, and, to the knowledge of the Borrower, no such properties are proposed for listing or are adjacent to a listed property, except with respect to any analogous foreign, state or local list, such listings as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.
     (c) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any real property currently or formerly owned or operated by the Borrower or by any Loan Party existing as of the Closing Date, or, to the knowledge of the Borrower, based upon appropriate inquiry and investigation, any real property currently or formerly owned or operated by the Business, or (ii) released, discharged or disposed on any such real property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.
6.10 Insurance.
     The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies or are self-insured, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
6.11 Taxes.
     The Borrower and its Subsidiaries have filed all Federal and state income tax returns and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. As of the Closing Date, neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement, except for tax sharing agreements among any of the Loan Parties.
6.12 Pension Plans.
     (a) Except as set forth on Schedule 6.12 hereto, (i) neither the Borrower nor any Loan Party has incurred any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan, (ii) neither the Borrower nor any Loan Party intends to withdraw from a Multiemployer Plan, (iii) no Loan Party has incurred any liability under Section 502(i) of ERISA or Section 4975 of the Code with respect to the Plans, (iv) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (v) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, (vii) each Plan is in material compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (viii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the IRS, (ix) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, except, with respect to subsections (i) through (ix) above, as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
6.13 Subsidiaries; Equity Interests.
     As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified in Part (a) of Schedule 6.13 free and clear of all Liens other than those permitted pursuant to Section 8.01. No Loan Party has any equity Investments in any other Person other than (i) those specifically disclosed in Part (b) of Schedule 6.13 and (ii) those Investments permitted by Section 8.02.

6.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
     No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information provided by the Borrower or that is otherwise described on Schedule 6.15, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws.
     Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17 Intellectual Property; Licenses, Etc.
     Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to do so, or for such conflicts that, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person, except for such infringements that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.18 Solvency.
     The Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

ARTICLE VII
AFFIRMATIVE COVENANTS
     Until such time as the Obligations have been Fully Satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:
7.01 Financial Statements.
     Deliver to each Agent and each Lender, in form and detail satisfactory to the Co-Administrative Agents and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under Section 7.01(a) or 7.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 7.01(a) and 7.01(b) at the times specified therein.
7.02 Certificates; Other Information.
     Deliver to the Paying Agent (who will make available to the Lenders), in form and detail satisfactory to the Co-Administrative Agents and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants reporting on such financial statements and stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenants set forth in Section 8.11, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 8.11, a statement of reconciliation conforming such financial statements to GAAP;
     (c) promptly after any request by any Co-Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;
     (d) unless the same shall be publicly available, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agents pursuant hereto;
     (e) promptly after the assertion or occurrence thereof, notice of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Co-Administrative Agents); provided that: (i) the Borrower shall deliver paper copies of such documents to any Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) each Agent and each Lender of the posting of any such documents and provide to the Co-Administrative Agents by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Paying Agent (who will make such copies available to the Lenders). Except for such Compliance Certificates, the Co-Administrative Agents shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Agents and/or MLPF&S will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, MLPF&S and the Lenders to treat such Borrower Materials as not containing any material non-public information (although the parties acknowledge that such information may still be sensitive and/or proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Agents and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.” For purposes of clarification, (i) any materials not marked “PUBLIC” shall be deemed to be material non-public information and (ii) notwithstanding the foregoing, the Borrower shall be under no obligation to mark any particular Borrower Materials “PUBLIC.”
7.03 Notices.
     Promptly after a Responsible Officer has knowledge thereof, notify each Agent and each Lender:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (d) of any material change in accounting policies, financial reporting practices or fiscal year by the Borrower; and
     (e) of any public announcement by Moody’s or S&P of any change in a Debt Rating.
     Each notice pursuant to subparts (a) through (e) of this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not permitted pursuant to Section 8.01, and (c) all Indebtedness, as and when due and payable unless the failure to so pay would not constitute an Event of Default hereunder or would not be reasonably likely to cause a Material Adverse Effect, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent that the continued maintenance of such property is no longer economically desirable as determined in good faith by the Borrower; and
     (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.07 Maintenance of Insurance.
     Maintain insurance with financially sound and reputable insurance companies or maintain a self-insurance program, with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
7.08 Compliance with Laws.
     Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
     Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
7.10 Inspection Rights.
     Within five Business Days of delivery of the notice referred to below, permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing at the time such inspection commences, (a) the Borrower shall not be required to pay expenses relating to more than two inspections by the Agents in any twelve consecutive calendar months and (b) the Borrower shall not be required to pay the expenses of any Lender for any inspection; provided, further, that when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours, without advance notice and without limitation as to frequency.
7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions for working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes, in each case, not in contravention of any Law or of any Loan Document.
7.12 Covenant to Guarantee Obligations.
     Upon (x) the request of any Co-Administrative Agent following the occurrence and during the continuance of a Default or Event of Default, (y) the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party that is a Material Subsidiary or (z) any existing direct or indirect Domestic Subsidiary of any Loan Party becoming a Material Subsidiary (for purposes of this clause (z) as determined by the financial statements delivered pursuant to Section 7.01(a) and (b)), then the Borrower shall, in each case at the Borrower’s expense:
     (i) cause such Material Subsidiary (other than a special purpose entity established to facilitate a securitization or other financing of accounts receivable or other assets of any Loan Party otherwise permitted hereunder (each a “Receivables Subsidiary”) within 30 days after such request, formation or acquisition or becoming a Material Subsidiary, and cause each direct and indirect parent of such Material Subsidiary (if it has not already done so), to duly execute and deliver to the Co-Administrative Agents a Joinder Agreement in substantially the same form as Exhibit F, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
     (ii) within 60 days after such request, formation or acquisition, or becoming a Material Subsidiary, deliver to the Co-Administrative Agents, upon the request of the Co-Administrative Agents in their sole discretion, a signed copy of a favorable opinion, addressed to the Co-Administrative Agents and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Co-Administrative Agents relating to the matters described in clause (a) above, including any such Joinder Agreement, being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with its terms;
provided, however, that, notwithstanding anything in any Loan Document to the contrary, in no event will any Foreign Subsidiary be required to provide a Guaranty under any Loan Document or Joinder Agreement.
7.13 Compliance with Environmental Laws.
     Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address any Hazardous Materials on or under any of its properties, to the extent required by applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
7.14 Further Assurances.
     Promptly upon request by any Co-Administrative Agent, or any Lender through any Co-Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Lender through any Co-Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VIII
NEGATIVE COVENANTS
     Until such time as the Obligations have been Fully Satisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or authorize the filing under the Uniform Commercial Code of any jurisdiction of a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:
     (a) Liens existing as of the Closing Date, that are listed on Schedule 6.08(b) and any renewals or extensions thereof, provided that the property covered thereby is not changed and the amount not increased or the direct or any contingent obligor changed and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(c)(B);
     (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (f) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;
     (h) Liens securing Indebtedness permitted under Section 8.03(c)(E); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) with respect to capital leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such capital leases;
     (i) Liens on or transfers of accounts receivable and contracts, and instruments and other assets related thereto arising in connection with the sale of such accounts receivable pursuant to Section 8.05(g);
     (j) Liens securing Indebtedness permitted by Section 8.03(c)(H), provided that such Liens existed prior to such Person becoming a Subsidiary of the Borrower, were not created in anticipation thereof and do not extend to any assets other than those of such Subsidiary;
     (k) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $125,000,000; and
     (l) Liens, if any, in favor of the L/C Issuer and/or the Swing Line Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder.
8.02 Investments.
     Make or hold any Investments, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;
     (b) advances to officers, directors and employees of the Borrower and Subsidiaries made in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) (i) equity Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor, (ii) equity Investments of a Foreign Subsidiary in any other Subsidiary and (iii) equity Investments of the Borrower or any Subsidiary in any Receivables Subsidiary and Investments of any Receivables Subsidiary in the Borrower or any Subsidiary, in each case, to the extent such Investments pursuant to this clause (iii) are limited solely to (x) such Receivables Subsidiary’s acquisition of receivables and related assets in connection with the Receivables Facility and (y) activities incidental to such acquisitions and such Receivables Subsidiary’s status as a special purpose vehicle;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 8.03;
     (f) Investments existing as of the Closing Date that are set forth on Schedule 8.02(f);
     (g) Investments by the Borrower or any Subsidiary in Swap Contracts permitted under Section 8.03(a)(A) or Section 8.03(c)(D);
     (h) Investments consisting of intercompany debt permitted under Section 8.03(a)(B), 8.03(b)(A), 8.03(c)(F) or 8.03(d)(A); and
     (i) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 8.02(i):
     (A) any such newly created or acquired Domestic Subsidiary that is a Material Subsidiary shall comply with the requirements of Sections 7.12;
     (B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall not be substantially different than the lines of business currently conducted by the Borrower and its Subsidiaries or any business reasonably related or incidental thereto;
     (C) the total cash and noncash consideration (including, without limitation, all indemnities, earn-outs and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith, but specifically excluding (x) the fair market value of all Equity Interests issued or transferred to the sellers thereof and (y) the Net Cash Proceeds from the issuance of any Equity Interests of the Borrower on or after the Closing Date) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 8.02(i), shall not exceed $350,000,000 in any fiscal year if after giving effect to such purchase or other acquisition, the Borrower has a Debt Rating of less than BBB- by S&P and Baa3 by Moody’s, it being understood that the aggregate consideration limits in this clause (C) shall not be applicable if, after giving effect to such purchase or other acquisition, the Borrower has a Debt Rating of at least BBB- by S&P or at least Baa3 by Moody’s;

     (D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) if the total cash and noncash consideration paid or to be paid for any such purchase or acquisition exceeds $50,000,000, the Borrower shall have demonstrated compliance with the covenant set forth in Section 8.11(a) on a Pro Forma Basis after giving effect to such purchase or acquisition; and
     (E) if the acquisition involves cash consideration in excess of $50,000,000, the Borrower shall have delivered to the Co-Administrative Agents, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Co-Administrative Agents, certifying that all of the requirements set forth in this Section 8.02(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
     (j) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.02 in Non-Guarantor Subsidiaries; provided that, other than with respect to Investments by Non-Guarantor Subsidiaries in other Non-Guarantor Subsidiaries, (1) no Default or Event of Default under each of Section 9.01(a), (f) or (g) shall have occurred and be continuing before and immediately after giving effect to any such Investment, (2) the aggregate amount of all Investments made pursuant to this clause (j) subsequent to the Closing Date, shall not exceed 20% of Consolidated Net Worth and (3) if after giving effect to any such Investment, the aggregate amount of outstanding Investments in Non-Guarantor Subsidiaries made subsequent to the Closing Date exceeds $50,000,000, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 8.11(a) after giving effect to the making of any such Investment;
     (k) (i) Investments by the Borrower and its Subsidiaries in joint ventures (other than any Subsidiaries) existing as of the Closing Date and (ii) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.02 in joint ventures (other than any Subsidiaries); provided that (1) the aggregate amount of such Investments made during any fiscal year in such joint ventures pursuant to this clause (k)(ii) shall not exceed $100,000,000 for such fiscal year and (2) no Default or Event of Default shall have occurred and be continuing before and immediately after giving effect to any such Investment; provided further however that if the Borrower has a Debt Rating of less than BBB- by S&P and Baa3 by Moody’s, the aggregate amount of Investments made by the Borrower and its Subsidiaries in joint ventures pursuant to this clause (k)(ii) shall also not exceed $75,000,000 in any fiscal year; and
     (l) other Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Borrower.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) in the case of the Borrower,
     (A) Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice,

     (B) Indebtedness owed to a wholly-owned Subsidiary, which Indebtedness shall be unsecured and subordinated on terms acceptable to the Co-Administrative Agents, and
     (C) unsecured Indebtedness owed to a Person other than a wholly-owned Subsidiary;
     (b) in the case of the Guarantors,
     (A) Indebtedness owed to the Borrower or a wholly-owned Subsidiary, which Indebtedness shall be unsecured and subordinated on terms acceptable to the Co-Administrative Agents, and
     (B) unsecured Indebtedness owed to a Person other than the Borrower or a wholly-owned Subsidiary;
     (c) in the case of the Borrower and its Subsidiaries,
     (A) Indebtedness under the Loan Documents;
     (B) Indebtedness outstanding as of the Closing Date that is listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such refinancing, refunding, renewal or extension, unless such obligor is a Foreign Subsidiary, in which case the obligor under such refinanced, refunded, renewed or extended Indebtedness may be another Foreign Subsidiary; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate;
     (C) Guarantees of the Borrower or any Guarantor (I) in respect of Indebtedness (other than intercompany Indebtedness) otherwise permitted hereunder of the Borrower or any other Guarantor, and (II) in respect of Indebtedness (other than intercompany Indebtedness) otherwise permitted hereunder of a Foreign Subsidiary if such Indebtedness was assumed by such Foreign Subsidiary from another Foreign Subsidiary and to the extent such Indebtedness was guaranteed by the Borrower or any Guarantor;
     (D) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (E) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(h);
     (F) (i) Indebtedness of the Receivables Subsidiaries incurred in connection with the sale of accounts receivable and related assets pursuant to Section 8.05(g) so long as the aggregate principal amount of Indebtedness of all Receivables Subsidiaries relating thereto (exclusive of Indebtedness incurred pursuant to clause (ii) below) does not exceed $200,000,000 at any time and (ii) Indebtedness of the Receivables Subsidiaries to any Subsidiary incurred in connection with the Receivables Facility for the purchase of accounts receivable and related assets;
     (G) secured Indebtedness so long as the amount thereof is within the limitations set forth in Section 8.01(k); and
     (H) Indebtedness of a Person that becomes a Subsidiary of the Borrower as the result of an Investment permitted by Section 8.02(i), provided that such Indebtedness existed at the time such Person became a Subsidiary of the Borrower, and such Indebtedness was not created in anticipation thereof; and
     (d) in the case of Non-Guarantor Subsidiaries,
     (A) Indebtedness owed to the Borrower or another Subsidiary that is otherwise permitted to be made by the Borrower or such Subsidiary under Section 8.02(j); and
     (B) other unsecured Indebtedness in an aggregate principal amount not to exceed an amount equal to 30% of Consolidated Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall promptly thereafter become a Guarantor;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor or the transferee shall promptly thereafter become a Guarantor; and
     (c) in connection with any acquisition permitted under Section 8.02, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower;
provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.
8.05 Dispositions.
     Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;
     (e) Dispositions permitted by Section 8.04;
     (f) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) if the net book value of the assets sold, leased or otherwise disposed of in any such Disposition exceeds $100,000,000, the Borrower shall have demonstrated compliance with the covenant set forth in Section 8.11(a) on a Pro Forma Basis after giving effect to any such Disposition;
     (g) the limited recourse sale of accounts receivable and related assets in connection with the securitization of accounts receivable or similar rights to payment, which sale is non-recourse to the extent customary in securitizations and consistent with past practice and which is, to the extent entered into after the Closing Date, upon terms and conditions reasonably satisfactory to the Co-Administrative Agents (the “Receivables Facility”);
     (h) Dispositions of cash or Cash Equivalents for purposes not otherwise prohibited under this Agreement or under any other Loan Document; and
     (i) so long as no Default or Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 8.05(f);

provided, however, that any Disposition pursuant to Section 8.05(a) through Section 8.05(h) shall be for fair value as determined by the Borrower or the applicable Subsidiary in its reasonable business judgment.
8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, except with respect to the Borrower, issue or sell any Equity Interests to any Person other than the Borrower or a wholly owned Domestic Subsidiary or accept any capital contributions, except that:
     (a) each Subsidiary may make Restricted Payments to the Borrower and to any other Subsidiary; provided, however, that any Restricted Payment by a non-wholly-owned Subsidiary shall be made to the Borrower, any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests;
     (b) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
     (c) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and
     (d) so long as no Default or Event of Default shall then exist or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its capital stock (including common stock from employees or former employees of the Borrower or any Subsidiary in consideration for the exercise of stock options by such employees or former employees and including payments in respect of any tax obligations incurred by such employees or former employees in connection with such exercise) or warrants, rights or options to acquire any such shares for cash, in an aggregate amount for all such purchases, redemptions and other acquisitions made under this clause (d) on and after the Closing Date not to exceed in any fiscal year an amount equal to 10% of Consolidated Net Worth as of the fiscal quarter end immediately preceding the beginning of such fiscal year.
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related, complementary or incidental thereto.
8.08 Transactions with Affiliates.
     Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except (i) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business, (ii) the transactions identified on Schedule 8.08, (iii) transactions relating to the Receivables Facility and (iv) immaterial transactions with any officer or director of the Borrower or any Subsidiary.

8.09 Burdensome Agreements.
     Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any agreement relating to the Receivables Facility) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or dividend payments or other distributions to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor or to pay any Indebtedness or other obligation owed to any Loan Party, except for any agreement in effect (A) on the Closing Date or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, except for any document set forth on Schedule 8.09, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(c)(E) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (y) any provision contained in any document listed on Schedule 8.09 that provides that in the event any Loan Party grants any Lien on such Loan Party’s assets or properties to secure any Indebtedness, such Loan Party shall secure such Indebtedness in respect of such document on an equal and ratable basis with such Indebtedness, or (z) any negative pledge provision contained in any document listed on Schedule 8.09; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than any provision contained in any document listed on Schedule 8.09 that provides that in the event any Loan Party grants any Lien on such Loan Party’s assets or properties to secure any Indebtedness, such Loan Party shall secure the Indebtedness in respect of such document on an equal and ratable basis with such Indebtedness.
8.10 Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case of the foregoing, in any manner that would violate Regulation T, U, or X of the FRB.
8.11 Financial Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 3.25 to 1.0.
     (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio at any time to be less than or equal to 4.0 to 1.0.
8.12 Amendments of Organization Documents.
     With respect to any Loan Party, amend any of its Organization Documents in a manner that could reasonably be expected to have a Material Adverse Effect.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder or (iii) within ten days after written notice thereof, any other amount due hereunder; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 7.03, 7.05, 7.11 or 7.12, or Article VIII or (ii) any of Section 7.01(a) or (b) or 7.02(a) or (b) and such failure continues for 10 days after the earlier of the date on which (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice is given from the Paying Agent to the Borrower at the request of the Required Lenders that the Borrower is to remedy the same; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or 9.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date on which (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice is given from the Paying Agent to the Borrower at the request of the Required Lenders that the Borrower is to remedy the same; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount, (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of 45 consecutive days during which the same shall not have been paid, discharged, vacated or stayed, by reason of a pending appeal or otherwise; or
     (i) ERISA. Except as is not reasonably expected to result in a Material Adverse Effect: (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
9.02 Remedies upon Event of Default.
     If any Event of Default occurs and is continuing, the Co-Administrative Agents shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of themselves, the other Agents and the Lenders all rights and remedies available to them, the other Agents and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.
9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Paying Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including Attorney Costs and amounts payable under Article III) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Swap Bank, ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Swap Bank, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank and (d) the Paying Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management

Agreements, Swap Banks or Treasury Management Banks, as applicable) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the Lenders on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
AGENTS
10.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America and KeyBank to act on its behalf as the Agents hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.02 Rights as a Lender.
     The Persons serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
     No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender, the L/C Issuer or another Agent.
     No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
10.04 Reliance by Agents.
     The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
     Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
10.06 Resignation of Agents.
     Any Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with, so long as no Default or Event of Default exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or another entity a material business of which is or will be providing administrative agency services. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer (with, so long as no Default or Event of Default exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed), appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the L/C Issuer under any of the Loan Documents, the retiring Agent shall transfer such collateral security to the other Agent or, if unable to do so, continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.04 and 11.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
     In addition, at any time any Lender serving as an Agent becomes a Defaulting Lender or Impacted Lender or a Distress Event occurs with respect to such Lender (each, a “Defaulting Agent”), then, during the Default Period, the Borrower (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders may, but shall not be required to, direct such Defaulting Agent to resign as Agent, and upon the direction of the Borrower (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders, as the case may be, such Defaulting Agent shall be required to so resign, in accordance with the terms of this Section 10.06. Such resigning Defaulting Agent shall cooperate reasonably and in good faith to effectuate the transfer of the agency to the successor Agent appointed in accordance with the terms of this Section 10.06, including the execution and delivery of such assignments, modifications, documents, certificates and further assurances as such successor Agent may reasonably request.
     Any resignation by KeyBank as a Paying Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as the Paying Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.07 Non-Reliance on Agents and Other Lenders.
     Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the applicable Agent, a Lender or the L/C Issuer hereunder.
10.09 Agents May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Co-Administrative Agents (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Co-Administrative Agents shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Agents and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agents under Sections 2.03(i) and (j), 2.09, 11.04 and 11.05) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Paying Agent and, in the event that the Paying Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Paying Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09, 11.04 and 11.05.
     Nothing contained herein shall be deemed to authorize the Co-Administrative Agents to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Co-Administrative Agents to vote in respect of the claim of any Lender in any such proceeding.
10.10 Guaranty Matters.
     Each of the Lenders and the L/C Issuer irrevocably authorize the Co-Administrative Agents, at their option and in their discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Co-Administrative Agents at any time, the Required Lenders will confirm in writing the Co-Administrative Agents’ authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Co-Administrative Agents will, at the Borrower’s reasonable expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty in accordance with the terms of the Loan Documents and this Section 10.10.
ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Co-Administrative Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
     (b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or 2.08, or any date fixed for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

     (d) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (e) release all or substantially all the Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender, except to the extent the release of any such Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Co-Administrative Agents alone);
     (f) amend Section 2.13 or 9.03, without the written consent of each Lender directly affected thereby; or
     (g) amend the definition of “Committed Currencies” without the written consent of each Lender;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued, deemed issued, or to be issued by the L/C Issuer; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (iv) Section 11.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Bank of America Fee Letter and KeyBank Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) the date for payment of principal or interest owing to any Defaulting Lender may not be extended, the amount of or the rate of interest owing to a Defaulting Lender or any fee payable to a Defaulting Lender may not be reduced without the consent of such Defaulting Lender and (iii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a manner that is materially and disproportionately adverse to such Defaulting Lender compared with other affected Lenders shall require the consent of such Defaulting Lender.
11.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or in any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 11.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, any Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Agents, the L/C Issuer and the Swing Line Lender .
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(c)), when delivered; provided, however, that notices and other communications to the Agents, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Co-Administrative Agents (which include those set forth in the penultimate paragraph of Section 7.02), provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Co-Administrative Agents that it is incapable of receiving notices under such Article by electronic communication. The Co-Administrative Agents or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Subject to the penultimate paragraph of Section 7.02, unless the Co-Administrative Agents otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Co-Administrative Agents or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Co-Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, each Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of the Borrower, to the Co-Administrative Agents). Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agents from time to time to ensure that the Agents have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. The Loan Parties shall indemnify each Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies; Enforcement.
     No failure by any Lender, the L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and as provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, each Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the applicable Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to such Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04 Attorney Costs, Expenses and Taxes.
     The Borrower agrees (a) to pay or reimburse each Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by such Agents, and (b) to pay or reimburse each Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs incurred by each Agent and each Lender. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Co-Administrative Agents and the cost of independent public accountants and other outside experts retained by the Co-Administrative Agents or any Lender. All amounts due under this Section 11.04 shall be payable within 30 days after demand therefor, which demand shall be accompanied by an appropriate invoice. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.
11.05 Indemnification by the Borrower.
     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent, each Related Party, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit issued (or deemed issued) by the L/C Issuer if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, consequential, special or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be payable within 30 days after demand therefor, which demand shall be accompanied by an appropriate invoice. The agreements in this Section 11.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     (b) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) of this Section to be paid by them to any Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (and without limiting the obligation of any of them), each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(e).
11.06 Payments Set Aside.
     To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Paying Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Paying Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Paying Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Paying Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Paying Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Paying Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Paying Agent an Administrative Questionnaire.
     (iv) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vi) No Assignment to Defaulting Lenders or Impacted Lenders. No such assignment shall be made to any Defaulting Lender or any Impacted Lender.
Subject to acceptance and recording thereof by the Paying Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Each partial assignment, other than of rights and obligations in respect of Swing Line Loans, shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
     (c) Register. The Paying Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Paying Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender or an Impacted Lender of which it has received notice. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Paying Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

     (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer or Swing Line Lender, as the case may be. If KeyBank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If KeyBank resigns as Swing Line Lender, it shall retain all the rights, powers, privileges and duties of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.
     (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Paying Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Paying Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
11.08 Confidentiality.
     Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.08 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating, or any self-regulatory body having or claiming authority to regulate or oversee, any Lender or any Affiliate of a Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.09 Setoff.
     In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Paying Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender and their respective Affiliates under this Section 11.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Agent, such Lender and their respective Affiliates may have.
11.10 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.11 Counterparts.
     This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Co-Administrative Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
11.12 Integration.
     This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
11.13 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until such time as the Obligations have been Fully Satisfied.
11.14 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.15 Tax Forms.
(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Paying Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Paying Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Paying Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Paying Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Paying Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
     (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Paying Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Paying Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
     (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
     (iv) The Paying Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).
     (b) Upon the request of the Paying Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Paying Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Paying Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
     (c) If any Governmental Authority asserts that the Paying Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Paying Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Paying Agent under this Section 11.15, and costs and expenses (including Attorney Costs) of the Paying Agent. The obligation of the Lenders under this Section 11.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Paying Agent.
11.16 Replacement of Lenders.
     Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Paying Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.

The Borrower shall (x) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.
11.17 Judgment.
     (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Bank of America could purchase Dollars with such other currency at Bank of America’s principal office in London at 5:00 p.m. on the Business Day preceding that on which final judgment is given.
     (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Bank of America could purchase such Committed Currency with Dollars at Bank of America’s principal office in London at 5:00 p.m. on the Business Day preceding that on which final judgment is given.
     (c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or any Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency. If the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or such Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or any Agent (as the case may be) in the applicable Primary Currency, such Lender or such Agent (as the case may be) agrees to remit to the Borrower such excess.
11.18 Substitution of Currency.
     If a change in any Committed Currency occurs pursuant to any applicable Law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, clauses (a) and (c) of the definition of Eurocurrency Rate) will be amended to the extent determined by the Paying Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

11.19 Governing Law.
     (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, EACH AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
11.20 Waiver of Right to Trial by Jury.
     EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.20 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.21 Binding Effect.
     This Agreement shall become effective when it shall have been executed by the Borrower and the Co-Administrative Agents shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, the Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
11.22 USA Patriot Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and each Co-Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Co-Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
11.23 Defaulting Lenders.
     Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then, to the extent permitted by applicable Law,
     (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01;
     (b) until such time as all Defaulting Credits with respect to such Defaulting Lender shall have been funded or reduced to zero, any prepayment of the Loans shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding;
     (c) until such time as all Defaulted Payments with respect to such Defaulting Lender shall have been paid, the Paying Agent shall apply any amounts thereafter received by the Paying Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender’s obligations to make such Defaulted Payments until such Defaulted Payments have been fully paid;
     (d) during any Default Period the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Commitments under Section 2.06(a) to the unused Commitments of any one or more Defaulting Lenders specified by the Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 2.06(c);
     (e) with respect to any Defaulting Lender with one or more Defaulted Credits, such Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.09(a) for any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender);
     (f) during any Default Period with respect to any Defaulting Lender with one or more Defaulted Credits, no Letter of Credit Fees shall be payable to such Defaulting Lender under Section 2.03(i), except in respect of Letters of Credit for which cash collateral or other credit support has been provided by such Defaulting Lender under Section 2.03(a)(ii)(F) and Letter of Credit Fees otherwise payable to a Defaulting Lender in respect of outstanding Letters of Credit for which cash collateral or other credit support has not been provided by such Defaulting Lender shall be paid to the applicable L/C Issuer;
     (g) at the request of the Borrower, any Defaulting Lender may be replaced in accordance with Section 11.16; and
     (h) no assignments otherwise permitted by Section 11.07 shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates that are Distressed Persons.
11.24 Impacted Lenders.
     Notwithstanding anything contained in this Agreement, if any Lender becomes an Impacted Lender, then, (a) to the extent permitted by applicable Law, at the request of the Borrower, any Impacted

Lender may be replaced in accordance with Section 11.16 and (b) so long as any Lender remains an Impacted Lender, the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Commitments under Section 2.06(a) to the unused Commitments of any one or more Impacted Lenders specified by the Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 2.06(c).
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	THE TIMKEN COMPANY, an Ohio corporation
	By:	/s/ Glenn A. Eisenberg
		Name:	Glenn A. Eisenberg
		Title:	Executive Vice President — Finance and Administration

GUARANTORS:	TIMKEN US LLC, a Delaware limited liability company
	By:	/s/ Glenn A. Eisenberg
		Name:	Glenn A. Eisenberg
		Title:	President

TIMKEN HOLDINGS LLC, a Delaware limited liability company
	By:	/s/ Glenn A. Eisenberg
		Name:	Glenn A. Eisenberg
		Title:	President

TIMKEN U.S. HOLDINGS LLC, a Delaware limited liability company
	By:	/s/ Glenn A. Eisenberg
		Name:	Glenn A. Eisenberg
		Title:	President

MPB CORPORATION, a Delaware corporation
	By:	/s/ Christopher J. Holding
		Name:	Christopher J. Holding
		Title:	Vice President

TIMKEN AEROSPACE TRANSMISSIONS, LLC, a Delaware limited liability company
	By:	/s/ Christopher J. Holding
		Name:	Christopher J. Holding
		Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

CO-ADMINISTRATIVE AGENTS:	KEYBANK NATIONAL ASSOCIATION, as Co-Administrative Agent and Paying Agent
	By:	/s/ Brian P. Fox
		Name:	Brian P. Fox
		Title:	Vice President

BANK OF AMERICA, N.A., as Co-Administrative Agent
	By:	/s/ Brian Lukehart
		Name:	Brian Lukehart
		Title:	Vice President

THE TIMKEN COMPANY
CREDIT AGREEMENT

LENDERS:	KEYBANK NATIONAL ASSOCIATION, as L/C Issuer, Swing Line Lender and a Lender
	By:	/s/ Brian P. Fox
		Name:	Brian P. Fox
		Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Brian Lukehart
	Name:	Brian Lukehart
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Kevin Chichester
	Name:	Kevin Chichester
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Pete Martinets
	Name:	Pete Martinets
	Title:	Managing Director
THE TIMKEN COMPANY
CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Oliver Schwarz
	Name:	Oliver Schwarz
	Title:	Director

By:	/s/ Wolfgang Winter
	Name:	Wolfgang Winter
	Title:	Managing Director
THE TIMKEN COMPANY
CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON, as a Lender
By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:	/s/ Thomas Danielson
	Name:	Thomas Danielson
	Title:	Authorized Signatory
THE TIMKEN COMPANY
CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ Brian H. Gallagher
	Name:	Brian H. Gallagher
	Title:	Senior Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE, as a Lender
By:	/s/ Kimberly Metzger
	Name:	Kimberly Metzger
	Title:	Director
THE TIMKEN COMPANY
CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Christopher S. Helmeci
	Name:	Christopher S. Helmeci
	Title:	Senior Relationship Manager
THE TIMKEN COMPANY
CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory
THE TIMKEN COMPANY
CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

US BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
	Title:	Assistant Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

INTESA SANPAOLO S.P.A. NEW YORK BRANCH, as a Lender
By:	/s/ Sergio Maggioni
	Name:	Sergio Maggioni
	Title:	First Vice President & Head of Business

By:	/s/ Franco Di Marco
	Name:	Franco Di Marco
	Title:	First Vice President & Credit Manager
THE TIMKEN COMPANY
CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION as a Lender
By:	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

LLOYDS TSB BANK PLC as a Lender
By:	/s/ Charles Foster
Name: Charles Foster
	Title:	Managing Director

By:	/s/ Candi Obrentz
	Name:	Candi Obrentz
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

UNICREDIT BANK AG, NEW YORK BRANCH as a Lender
By:	/s/ Ken Hamilton
	Name:	Ken Hamilton
	Title:	Director

By:	/s/ Annett Guderian
	Name:	Annett Guderian
	Title:	Director
THE TIMKEN COMPANY
CREDIT AGREEMENT

CREDIT INDUSTRIAL ET COMMERCIAL as a Lender
By:	/s/ Eric Longuet
	Name:	Eric Longuet
	Title:	Managing Director

By:	/s/ Nicolas Courtaigne
	Name:	Nicolas Courtaigne
	Title:	Vice President
THE TIMKEN COMPANY
CREDIT AGREEMENT

SUNTRUST BANK as a Lender
By:	/s/ Baerbel Freudenthaler
	Name:	Baerbel Freudenthaler
	Title:	Director

Schedule I
Certain Timken Stockholders
1. Members of the Timken family, including, without limitation, those individuals listed in the Proxy Statement of The Timken Company dated March 24, 2011
2. The Timken Foundation of Canton
3. The Timken Company Savings and Investment Pension Plan

Schedule II
Material Subsidiaries
MPB Corporation
Timken US LLC
Timken Holdings LLC
Timken U.S. Holdings LLC
Timken Aerospace Transmissions, LLC
Timken Receivables Corporation
The Timken Corporation

Schedule III
Existing Letters of Credit

		Letter of Credit
Issuer	Beneficiary	Number	Amount	Expiration
KeyBank National Association	Bank of New York Trust Company, NA	S306910000c	$17,163,014.00	6/27/2011

Schedule 2.01
Commitments and Pro Rata Shares

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$40,250,000	8.050000000%
KeyBank National Association	$40,250,000	8.050000000%
SunTrust Bank	$32,500,000	6.500000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,500,000	6.500000000%
Wells Fargo Bank, National Association	$32,500,000	6.500000000%
The Bank of New York Mellon	$26,000,000	5.200000000%
JPMorgan Chase Bank, N.A.	$26,000,000	5.200000000%
PNC Bank, National Association	$26,000,000	5.200000000%
Lloyds TSB Bank plc	$26,000,000	5.200000000%
UniCredit Bank AG, New York Branch	$26,000,000	5.200000000%
The Huntington National Bank	$26,000,000	5.200000000%
U.S. Bank National Association	$26,000,000	5.200000000%
Deutsche Bank AG New York Branch	$20,000,000	4.000000000%
Société Générale	$20,000,000	4.000000000%
HSBC Bank USA, National Association	$20,000,000	4.000000000%
Morgan Stanley Bank, N.A.	$20,000,000	4.000000000%
The Northern Trust Company	$20,000,000	4.000000000%
Credit Industriel et Commercial	$20,000,000	4.000000000%
Intesa Sanpaolo S.p.A. New York Branch	$20,000,000	4.000000000%

Total	$500,000,000	100.000000000%

Schedule 6.08(b)
Existing Liens
1.	Liens granted in connection with the secured Indebtedness disclosed on Schedule 8.03.

2.	Liens granted in connection with Indebtedness permitted under Section 8.03(c)(F) up to the aggregate principal amount of such Indebtedness permitted under such Section.

3.	See attached.

LIENS

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
MPB Corporation	DE	State	Saint-Gobain Ceramics & Plastics, Inc.	UCC: 32870148 File Date: 10/31/03 Amendment: 32932237 File Date: 11/7/03 Continuation: 82447918 File Date: 7/16/08	Products consigned pursuant to Consignment Agreement, dated 5/1/03 Amend Secured Party address

MPB Corporation	DE	State	General Electric Capital Corporation	UCC: 71131308 File Date: 3/27/07	All accounts for which Honeywell International Inc. is the account Debtor pursuant to Agreement, dated 5/5/98

MPB Corporation	DE	State	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent Assignor: Timken Receivables Corporation	UCC: 03953001 File Date: 11/10/10	All of the Debtor/Seller’s now existing or hereafter acquired or arising accounts, chattel paper, instruments etc. fully described on Exhibit A to financing statement

Timken Aerospace Transmissions, LLC	DE	State	DMG Chicago, Inc.	UCC: 91624359 File Date: 5/15/09	Equipment

Timken Alcor Aerospace Technologies, Inc.	DE	State	Air Liquide Industrial U.S. LP	UCC: 91160297 File Date: 4/13/09	Equipment

Timken Alcor Aerospace Technologies Inc.	DE	State	US Bancorp	UCC: 93546071 File Date: 11/4/09	Equipment; For Informational Purposes only

Timken Alcor Aerospace Technologies, Inc.	DE	State	US Bancorp	UCC: 03509472 File Date: 10/7/10	Equipment; For Informational Purposes only

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Company	OH	State	SGL Carbon, LLC	UCC: AP337108 File Date: 4/12/01 Continuation: 20060110268 File Date: 1/9/06	Consigned Stock of Carbon and/or Graphic Products

The Timken Company Original Debtor: The Timken Corporation	OH	State	Caterpillar Financial Services Corporation	UCC: OH00038840478 File Date: 9/20/01 Continuation: 20061990900 File Date: 7/18/06 Amendment: 20061990902 File Date: 7/18/06	Equipment Amend Debtor

The Timken Company Timken Latrobe Steel	OH	State	Vesuvius USA Corporation	UCC: OH00048316914 File Date: 4/22/02 Continuation: 20070800682 File Date: 3/21/07 Amendment: 20070860870 File Date: 3/27/07 Amendment: 20070860912 File Date: 3/27/07	All inventory, equipment and other goods whenever sold, consigned or delivered

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Corporation	OH	State	Original Secured Party: Bank One, NA (Main Office Chicago), as Agent

Amended to: JPMorgan Chase Bank, N.A., as Agent for the Purchasers and the L/C Issuer

JPMorgan Chase Bank, N.A. (successor by merger to Bank One N.A.(Main Office Chicago))

Assigned to: Timken Receivables Corporation

Assignee to: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent	UCC: OH00058306359
File Date: 12/26/02

Amendment: 20060050460
File Date: 1/4/06

Continuation: 20072150002
File Date: 8/3/07

Amendment: 20081420124
File Date: 5/21/08

Amendment: 20103190060
File Date: 11/12/10

Assignment: 20103190059
File Date: 11/12/10

Assignment: 20103190058
				File Date: 11/12/10	All of the Debtor/Seller’s now existing or hereafter acquired or arising accounts, chattel paper, instruments etc. pursuant to Second A&R Receivables Sales Agreement, dated 11/10/10 as more fully described on Exhibit A to financing statement

The Timken Company	OH	State	ICX Corporation	UCC: OH00069502247 File Date: 10/14/03 Continuation: 20082200022 File Date: 8/7/08	Equipment

The Timken Company	OH	State	Citicorp Leasing, Inc.	UCC: OH00082333326 File Date: 10/8/04 Continuation: 20091030316 File Date: 4/13/09	Equipment

Timken Co	OH	State	Wells Fargo Financial Leasing, Inc.	UCC: OH00095906982 File Date: 11/25/05	Equipment

Timken Company	OH	State	Wells Fargo Financial Leasing, Inc.	UCC: OH00096329989 File Date: 12/7/05	Equipment

The Timken Company	OH	State	IBM Credit LLC	UCC: OH00100471250 File Date: 4/5/06	Equipment, notice as a precautionary filing

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Company	OH	State	SunTrust Leasing Corporation	UCC: OH00100816626 File Date: 4/13/06 Continuation: 20110890381 File Date: 3/30/11	All right, title and interest of Debtor in, to and under certain Invoice No. 1834 and part of Purchase Order ___ between Corporate Express and Debtor; the office furniture described in the above invoice and purchase order, and all replacements, substitutions and alternatives therefor and thereof and accessions thereto; and all proceeds (cash and non-cash), including the proceeds of all insurance policies, thereof.

The Timken Company	OH	State	United Grinding Technologies Inc.	UCC: OH00102902823 File Date: 6/5/06	Equipment

The Timken Company	OH	State	SunTrust Leasing Corporation	UCC: OH00108035527 File Date: 10/26/06	All right, title and interest of Debtor in, to and under certain Invoice No. 72898974 and part of Purchase Order MC001834-001 between Corporate Express and Debtor; the office furniture described in the above invoice and purchase order, and all replacements, substitutions and alternatives therefor and thereof and accessions thereto; and all proceeds (cash and non-cash), including the proceeds of all insurance policies, therof.

The Timken Company	OH	State	Applied Industrial Technologies-Die, Inc.	UCC: OH00112114117 File Date: 2/20/07	Purchase money security interest in and to all Consignee’s now held or acquired equipment

The Timken Company	OH	State	CNC Link	UCC: OH00114116608 File Date: 4/16/07	Equipment

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Company	OH	State	Langeloth Metallurgical Company LLC, consignor	UCC: OH00114553432 File Date: 4/27/07	All ferromolybdenum delivered by Secured Party to Debtor on consignment

The Timken Company	OH	State	Thompson Creek-Mining Co., consignor Cyprus Thompson Creek Mining Company, consignor	UCC: OH00114553543 File Date: 4/27/07	All ferromolybdenum delivered by Secured Party to Debtor on consignment

Timken Company	OH	State	Wells Fargo Financial Leasing, Inc.	UCC: OH00114611719 File Date: 5/1/07	Equipment

The Timken Company	OH	State	SunTrust Bank	UCC: OH00116043271 File Date: 6/8/07 Amendment: 20071660068 File Date: 6/15/07	All accounts, chattel paper, general intangibles, documents and instruments of the Debtor that arise out of the sale of products and/or service to Advance Auto Parts, Inc. and that are transferred or assigned to Secured Party pursuant to that certain Supplier Agreement between Debtor and Secured Party.

Collateral Description Amended

The Timken Corporation	OH	State	SunTrust Bank	UCC: OH00118329158 File Date: 8/17/07	All accounts, chattel paper, general intangibles, documents and instruments of the Debtor that arise out of the sale of products and/or service to AutoZone, Inc. and that are transferred or assigned to Secured Party pursuant to that certain Supplier Agreement between Debtor and Secured Party.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Corporation	OH	State	SunTrust Bank	UCC: OH00118614234 File Date: 8/29/07	All accounts, chattel paper, general intangibles, documents and instruments of the Debtor that arise out of the sale of products and/or service to AutoZone, Inc. and that are transferred or assigned to Secured Party pursuant to that certain Supplier Agreement between Debtor and Secured Party.

Timken Company	OH	State	American Axle & Manufacturing, Inc.	UCC: OH00119232205 File Date: 9/13/07	Raw Materials, Work in Process, Finished Goods etc.

Timken Company	OH	State	American Axle & Manufacturing, Inc.	UCC: OH00119232649 File Date: 9/13/07	Raw Materials, Work in Process, Finished Goods etc.

The Timken Company	OH	State	The Fifth Third Leasing Company	UCC: OH00121611354 File Date: 11/30/07	All of the Debtor’s right, title and interest in equipment etc.

Timken Company Scott A Scherff	OH	State	American Axle & Manufacturing, Inc.	UCC: OH00123315277 File Date: 1/25/08	Raw Materials, Work in Process, Finished Goods etc.

The Timken Company Scott A Scherff, Agent	OH	State	American Axle & Manufacturing, Inc.	UCC: OH00124384910 File Date: 2/28/08	Raw Materials, Work in Process, Finished Goods etc.

The Timken Company Scott A Scherff, Agent	OH	State	American Axle & Manufacturing, Inc.	UCC: OH00124385255 File Date: 2/28/08	Raw Materials, Work in Process, Finished Goods etc.

The Timken Corporation	OH	State	Clipper Turbine Works, Inc.	UCC: OH00126406435 File Date: 5/6/08	Equipment

The Timken Company Scott A Scherff, Agent	OH	State	MSP Corporation, an AAM Company	UCC: OH00126484833 File Date: 5/8/08	Raw Materials, Work in Process, Finished Goods etc.

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Company	OH	State	ICX Corporation	UCC: OH00128632355 File Date: 8/2/08	All of the above to include attachments, replacements, substitutions, additions and accessions thereof, plus proceeds

The Timken Company	OH	State	Air Liquide Industrial U.S. LP	UCC: OH00132465891 File Date: 1/27/09	Equipment

The Timken Company	OH	State	DU Bose Strapping, Inc.	UCC: OH00132556026 File Date: 2/2/09	Equipment

The Timken Company	OH	State	Millbank Materials PA Ltd.	UCC: OH00134743247 File Date: 5/15/09 Amendment: 20100740049 File Date: 3/11/10 Amendment: 20110880217 File Date: 3/28/11	Consignment of Silicomanganese. See Exhibit A attached to financing statement

The Timken Company	OH	State	The Delta Rubber Company	UCC: OH00135193029 File Date: 6/5/09	Filed as a notice of consignment by The Delta Rubber Company of Industrial bearing seals owned by Consignor

The Timken Company	OH	State	Yamazen, Inc.	UCC: OH00135218003 File Date: 6/9/09	Equipment

The Timken Company	OH	State	Ellison Technologies	UCC: OH00136700855 File Date: 8/19/09	Equipment

The Timken Company	OH	State	Ellison Technologies	UCC: OH00136701201 File Date: 8/19/09	Equipment

The Timken Company	OH	State	Dust Control Technology, Inc.	UCC: OH00139910146 File Date: 1/26/10	All DustBoss equipment

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date	Collateral
The Timken Company	OH	State	Honda Trading America Corporation	UCC: OH00143788010 File Date: 7/20/10	All steel bar goods

The Timken Corporation	OH	State	Raymond Leasing Corporation	UCC: OH00145848666 File Date: 10/28/10	Equipment

The Timken Corporation	OH	State	Raymond Leasing Corporation	UCC: OH00146270995 File Date: 11/16/10	Equipment

The Timken Company	OH	State	Caterpillar Inc.	UCC: OH00149142563 File Date: 4/1/11	Ownership of tooling used to make or manufacture parts for Caterpillar Inc.

Timken Industrial Services, LLC	DE	State	United States Steel Corporation	UCC: 84158638 File Date: 12/15/08	All United States Steel Corporation owned Equipment

Timken Receivables Corporation	DE	State	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent	UCC: 03952847 File Date: 11/10/10	All assets of the Debtor/Seller’s whether now owned or hereafter acquired or arising

Timken US Corporation Corporation Services Company, Agent	DE	State	American Axle & Manufacturing, Inc.	UCC: 80682482 File Date: 2/22/08	Raw Materials

Schedule 6.09
Environmental Matters
None.

Schedule 6.12
Pension Plans
None.

Schedule 6.13
Subsidiaries and Other Equity Investments
Part (a): Subsidiaries

		% of
		voting securities
	State or sovereign	owned directly
	power under laws	or indirectly
Name	of which organized	by Borrower	Owner
Australian Timken Proprietary Limited	Australia	100%	Timken Australia Holdings ULC
Bearing Inspection, Inc.	California	100%	MPB Corporation
British Timken Limited	England	100%	The Timken Company
EDC, Inc.	Ohio	100%	The Timken Company
FirstBridge (Shanghai) Trading Co., Ltd.	China	100%	PTBridge (Hong Kong) Investment Limited
Jiangsu TWB Bearing Co., Ltd.	China	100%	Timken (Hong Kong) Holding Limited
MPB Corporation	Delaware	100%	The Timken Company
Nihon Timken K.K.	Japan	100%	Timken Global Treasury SARL
PTBridge (Hong Kong) Investment Limited	Hong Kong	100%	Timken (Hong Kong) Holding Limited
Q.M. (Wuxi) Bearings Co., Ltd	China	100%	Timken (Hong Kong) Holding Limited
Rail Bearing Service Corporation	Virginia	100%	The Timken Company
The Timken Corporation	Ohio	100%	Timken US LLC
The Timken Service & Sales Co.	Ohio	100%	The Timken Company
Timken (Bermuda) L.P.	Bermuda	100%	Timken (Gibraltar) Limited and Timken (Gibraltar) 2 Limited

		% of
		voting securities
	State or sovereign	owned directly
	power under laws	or indirectly
Name	of which organized	by Borrower	Owner
Timken (Chengdu) Aerospace and Precision Products Co., Ltd	China	100%	Timken (China) Investment Co., Ltd.
Timken (China) Investment Co., Ltd.	China	100%	Timken (Hong Kong) Holding Limited
Timken (Gibraltar) 2 Limited	Gibraltar	100%	Timken (Gibraltar) Limited
Timken (Gibraltar) Limited	Gibraltar	100%	The Timken Service and Sales Company and The Timken Company
Timken (Hong Kong) Holding Limited	China	100%	TTC Asia Limited
Timken (Mauritius) Limited	Mauritius	100%	The Timken Company
Timken (Shanghai) Distribution & Sales Co., Ltd.	China	100%	Timken (China) Investment Co., Ltd.
Timken (Wuxi) Bearings Company Limited	China	100%	Timken (Hong Kong) Holding Limited and Timken China Investment Co., Ltd.
Timken Aerospace Transmissions, LLC	Delaware	100%	MPB Corporation
Timken Alcor Aerospace Technologies, Inc.	Delaware	100%	MPB Corporation
Timken Alloy Steel Europe Limited	England	100%	The Timken Company
Timken Argentina Sociedad De Responsabilidad Limitada	Argentina	100%	Timken Europe B.V. and Timken Global Treasury SARL
Timken Australia Holdings ULC	Canada	100%	Timken Canada L.P.
Timken Bermuda Treasury Ltd	Bermuda	100%	Timken (Bermuda) L.P.
Timken Boring Specialties, LLC	Delaware	100%	The Timken Company
Timken Canada GP ULC	Canada	100%	Timken Canada Holdings ULC

		% of
		voting securities
	State or sovereign	owned directly
	power under laws	or indirectly
Name	of which organized	by Borrower	Owner
Timken Canada Holdings ULC	Canada	100%	Timken Global Treasury SARL
Timken Canada LP	Canada	100%	Timken Canada Holdings ULC and Timken Canada GP ULC
Timken Communications Company	Ohio	100%	The Timken Company
Timken De Mexico S.A. De C.V.	Mexico	100%	Timken Mexico Holdings ULC
Timken De Venezuela C.A.	Venezuela	100%	Timken Europe B.V.
Timken Do Brasil Comercio E Industria Limitada	Brazil	100%	Timken Global Treasury SARL and Timken Canada LP
Timken Engineering and Research — India Private Limited	India	100%	Timken (Mauritius) Limited and The Timken Service and Sales Company
Timken Espana, S.L.	Spain	100%	The Timken Company and The Timken Service and Sales Company
Timken Europe B.V.	Netherlands	100%	Timken Global Treasury SARL
Timken France SAS	France	100%	The Timken Company
Timken Germany GmbH	Germany	100%	Timken Luxembourg Holdings SARL
Timken Global Treasury SARL	Luxembourg	100%	Timken (Bermuda) L.P.
Timken GmbH	Germany	100%	Timken Germany GmbH
Timken Holdings LLC	Delaware	100%	The Timken Company
Timken House Units, Inc.	Washington	100%	The Timken Company
Timken India Limited	India	80%	Timken (Mauritius) Limited

		% of
		voting securities
	State or sovereign	owned directly
	power under laws	or indirectly
Name	of which organized	by Borrower	Owner
Timken India Manufacturing Private Limited	India	100%	Timken (Mauritius) Limited
Timken Industrial Services, LLC	Delaware	100%	The Timken Corporation
Timken Italia, S.R.L.	Italy	100%	Timken Europe B.V.
Timken Korea Limited Liability Corporation	Korea	100%	The Timken Company and The Timken Service and Sales Company
Timken LLC	Delaware	100%	Timken US LLC
Timken Luxembourg Holdings SARL	Luxembourg	100%	The Timken Company
Timken Mexico Holdings LLC	Delaware	100%	The Timken Company
Timken Newco Corp.	Delaware	100%	The Timken Company
Timken Polska Sp.z.o.o.	Poland	100%	Timken Europe B.V.
Timken Receivables Corporation	Delaware	100%	The Timken Corporation
Timken Romania S.A.	Romania	98.9%	Timken Global Treasury SARL
Timken Servicios Administrativos S.A. de C.V.	Mexico	100%	The Timken Service and Sales Company
Timken Singapore Pte. Ltd.	Singapore	100%	Timken Europe B.V.
Timken South Africa (Pty.) Ltd.	South Africa	100%	The Timken Company
Timken Super Precision Singapore Pte. Ltd.	Singapore	100%	Timken Europe B.V.
Timken U.S. Holdings LLC	Delaware	100%	Timken Holdings LLC
Timken UK Limited	England	100%	The Timken Company
Timken US LLC	Delaware	100%	The Timken Company
Timken-Rus Service Company, ooo	Russia	100%	Rail Bearing Service Corporation and The Timken Service and Sales Company
TSB Recycling LLC	Delaware	100%	The Timken Company
TTC Asia Limited	Cayman Islands	100%	Timken Global Treasury SARL
Yantai Timken Co., Ltd.	China	100%	Timken (Hong Kong) Holding Limited

Part (b): Joint Ventures and Minority Interests

NAME	% OWNED	OWNER
Advanced Green Components, LLC	45%	The Timken Company
Colinx, LLC	25%	The Timken Corporation
Endorsia.com International AB	20%	The Timken Corporation
Friction Management Services, LLC	50%	The Timken Corporation
ICSA industria Cuscinetti SpA	18%	Timken Italia S.r.l.
International Component Supply LTDA.	50%	Timken Do Brasil Comercio E Industria Limitada
S.E. Setco Service Company, LLC	50%	Timken US LLC
Timken (Anshan) Industrial Services Co., Ltd.	60%	Timken (China) Investment Co., Ltd.
Timken Bearing Services South Africa (PTY) Limited	91%	Timken South Africa (PTY) Limited
Timken-XEMC (Hunan) Bearings Co., Ltd.	80%	Timken (Hong Kong) Holding Limited

Schedule 6.15
Projected Financial Information
     None.

Schedule 8.02(f)
Existing Investments
See Schedule 6.13.

Schedule 8.03
Existing Indebtedness

						Supporting
		Identify Timken		Maximum Amount of		Documentation/
		Entity as	Identify Third Party as	Permitted		Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Amount Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
The Timken Company	Multi-Modal OAQDA Bonds Series 2001	Borrower	Fifth Third — LOC Bank	$9,500,000	$9,500,000	See Bond Facility Agreements/May 23, 2001	No
The Timken Company	Multi-Modal OWDA Bonds Series 2001	Borrower	Northern Trust — LOC Bank	$12,200,000	$12,200,000	See Bond Facility Agreements/May 23, 2001	No
The Timken Company	OAQDA Bonds Series 2003	Borrower	KeyBank — LOC Bank	$17,000,000	$17,000,000	See Bond Facility Agreements/June 27, 2003	No
The Timken Company	Medium Term Notes Shelf Registration	Borrower		$250,000,000	$75,000,000	See MTN Facility Agreements/July 1, 1990	No
The Timken Company	Medium Term Notes Shelf Registration	Borrower		$300,000,000	$100,000,000	See MTN Facility Agreements/April 24, 1998	No
The Timken Company	Senior Notes	Borrower		$250,000,000	$250,000,000	Issued September 9, 2009	No
The Timken Company	Accounts Receivable Securitization (Timken Receivables Corp)	Guarantor	Victory Receivables Corp. (Bank of Tokyo, Fifth Third)	$150,000,000	$0	Amended & Restated Receivables Purchase Agreement dtd Dec 30, 2005, as amended Nov 10, 2010	Yes	Accounts Receivable
The Timken Company	Letter of Credit Agreement (to issue standby L/Cs)	Borrower	Credit Industriel et Commercial — Lender	$10,000,000	$0	Letter of Credit Agreement — February 25, 2011	No
The Timken Company	Foreign Exchange Guarantee Agreement	Guarantor	Societe Generale-Lender	EUR 20,000,000	Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement / May 31, 2010	No	Covers Romania, Polska, Italia, South Africa, GmbH, Global Treasury, Australia and Rail Service-Russia

Supporting
		Identify Timken		Maximum Amount of		Documentation/
		Entity as	Identify Third Party as	Permitted		Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Amount Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
The Timken Company	Guarantee Agreement	Guarantor	Standard Chartered Bank (China) Limited	USD 65,000,000	USD 8,069,079	Guarantee Agreement / Nov 19, 2010	No	Covers (China) Investment, (Shanghai) Distribution&Sales, (Wuxi) Bearings, (Chengdu) Aerospace, Jiangsu TWB
The Timken Company	Guarantee (Timken Germany Gmbh)	Guarantor	HSBC-Beneficiary	EUR 8,000,000 *	EUR 794,813	Facility Letter — March 10th, 2011 — *Same Facility with HSBC as Timken Germany GmbH	No
The Timken Company	Uncommitted Overdraft Facility / Credit Agreement (Timken Germany GmbH)	Borrower	JP Morgan-Lender	EUR 13,000,000	EUR 0	JPMorgan letter dated Nov 21, 2007	No
The Timken Company	Guarantee (Timken Espana)	Guarantor	Societe Generale-Lender	EUR 30,000	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No
The Timken Company	Facilities leasing contract (Timken de Mexico)	Guarantor	Beneficiary: Constructore Coexa SA de CV	2,500,000.00 USD	2,500,000.00 USD seven year of lease contract	Guarantee Letter /dated February 9, 2011	No
The Timken Company	Guarantee (Timken Romania)	Guarantor	RBS Bank-Lender	USD 2,000,000	USD 846,126	Credit Facility Agreement / Dec 08, 2010	No
The Timken Company	Guarantee (Timken Romania)	Guarantor	Societe Generale-Lender	EUR 1,500,000	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No
The Timken Company	Guarantee (Timken Polska)	Guarantor	Societe Generale-Lender	EUR 11,500,000	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No
The Timken Company	Packing Credit Foreign Currency Loan (Timken India Private Manuf Pvt Ltd.)	Guarantor	Standard Chartered Bank	USD 10,000,000	USD 7,000,000	Agreement dated 18th October 2010	No
The Timken Company	Packing Credit Foreign Currency Loan (Timken India Private Manuf Pvt Ltd.)	Guarantor	Bank of America	USD 10,000,000	USD 5,000,000	Agreement dated 29th October 2010	No

Supporting
		Identify Timken		Maximum Amount of		Documentation/
		Entity as	Identify Third Party as	Permitted		Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Amount Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
The Timken Company	Guarantee (Timken UK Ltd.)	Guarantor	HSBC-Beneficiary	GBP 4,500,000	GBP 0	Guarantee/Dec 2010	No
The Timken Company	Customs & Excise Deferred Duty Guarantee (Timken UK Ltd.)	Guarantor	Midland Bank	GBP 750,000	GBP 0	Midland Bank Guarantee Letter /Nov 3, 1997	No
The Timken Company	Comfort Letter (Timken Servicios)	Guarantor	Bancomer — Beneficiary	Pesos 1,000,000	Pesos 52,121.80	Letter/Oct 25, 2001	No
The Timken Company	Letter of Credit /No. 983121-793-Arrowpoint Indemnity Co		Intesa San Paolo SpA	USD 3,400,000		Irrevocable Letter of Credit / Dec 16, 1998 (last amended Dec 16, 2011)	No
The Timken Company	Letter of Credit /No. 093443-793-Westpoint Insurance Corporation		Intesa San Paolo SpA	USD 1,000,000		Irrevocable Letter of Credit /December 20, 2009	No
The Timken Company	Letter of Credit /No. 093438-793-Federal Insurance Co		Intesa San Paolo SpA	USD 1,380,000		Irrevocable Letter of Credit /February 1, 2011	No
The Timken Company	Letter of Credit /No. 093476-793-State of NH-Dept of Environmental Services		Intesa San Paolo SpA	USD 2,560,000		Irrevocable Letter of Credit /December 20, 2010	No
The Timken Company	Letter of Credit /No. 093184-793-Workers Comp (Latrobe Steel)		Intesa San Paolo SpA	USD 2,800,000		Irrevocable Letter of Credit / July 1, 2009	No
The Timken Company	Collateral Account tied to Travelers Indemnity Company Letter of Credit		Morgan Stanley Smith Barney	USD 15,000,000		Control Agreement dated June 29, 2010	Yes	Cash held in a money market account.
The Timken Company	Collateral Account tied to Borrowing (Advanced Green Components)		US Bank	USD 4,795,000		Pledge Agreement dated February 23, 2011	Yes	Cash held in a money market account.
The Timken Company	Currency Hedges				USD loss 3,437,460 (mark to market position)
The Timken Company	Credit Cards — Travel & Entertainment		PNC Bank — Lender	$ 9,499,999			No

				Maximum Amount		Supporting
		Identify Timken		of		Documentation/
		Entity as	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
The Timken Company	Credit Cards — Pcards		PNC Bank — Lender	$1,000,000			No
The Timken Company	Credit Cards — Active Pay (Vpayment)		PNC Bank — Lender	$1			No
Timken Europe (The Timken Company)	Credit line (Overdraft)	Borrower	HSBC Trinkhaus	EUR 6,000,000 *	0	Facility Letter — March 10th, 2011 — *Same Facility with HSBC as Timken Germany GmbH	No
Timken Europe (The Timken Company)	Credit line	Borrower	CIC EST	EUR 20,000,000	0	Letter dated Sept. 09, 2009	No
Timken Europe (The Timken Company)	Credit line	Borrower	HSBC France	EUR 40,000,000	0		No
Timken Europe (The Timken Company)	Credit line	Borrower	Societe Generale	EUR 27,000,000	0		No
Timken Europe (The Timken Company)	Long Term Loan — 0%	Borrower	Agence de l’eau Rhin-Muese	EUR 360,268	EUR 52,389.33	Letter dated Feb 26, 2002
Timken Europe (The Timken Company)	Guarantee (Foreign Custom) — Customer Guarantee	Borrower	HSBC TRINKAUS	EUR 2,000,000 *	EUR 196,813	Facility Letter — March 10th, 2011 — *Same Facility with HSBC as Timken Germany GmbH	No
Timken Europe (The Timken Company)	Bank Guarantee — Customs — Enlevement		HSBC France	EUR 2, 400,000	EUR 2, 400,000		No
Timken Europe (The Timken Company)	Guarantee	Obligor	CIC EST	EUR 1,900,000	EUR 1,090,895
Timken Europe (The Timken Company)	— Bank Guarantee — Customs UK — BTCC	Obligor	CIC EST		EUR 396 115		No
Timken Europe (The Timken Company)	— Cautions — Customs — European Transit	Obligor	CIC EST		EUR 500,000		No

				Maximum Amount		Supporting
		Identify Timken		of		Documentation/
		Entity as	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken Europe (The Timken Company)	— Cautions — SCI Revolution (Supplier) — Valim — Warehouse	Obligor	CIC EST		EUR 194,780		No
Timken Europe (The Timken Company)	Cautions — (Customer)	Obligor	Societe Generale	EUR 3,000,000	EUR 334,090		No
Timken Europe (The Timken Company)	Credit Cards — Travel & Entertainment		HSBC France — Lender	EUR 7,700			No
Advanced Green Components	Bank Loan	Borrower	U. S. Bank	$4,795,000	$3,295,000	Revolving Credit Note #125 July 17, 2010 (rev 3-1-11)	Yes	Preferred Business Money Market Acct # 1-458-0802-9865
Advanced Green Components	Bank Loan	Borrower	U. S. Bank	$4,745,000	$3,295,000	Revolving Credit Note #141 July 17, 2010	Yes	Letters of Credit (by Sanyo) with 3 Japanese banks
Advanced Green Components	JV Member Loan	Borrower	Machinery Tec Masters (Showa)	$820,300	$820,300	Promissory Note August 18, 2010	No
Advanced Green Components	JV Member Loan	Borrower	Machinery Tec Masters (Showa)	$295,300	$295,300	Promissory Note August 18, 2010	No
Australian Timken Proprietary Limited	Bank Guarantee Facility (CL)	Obligor	Commonwealth Bank	AUD 100		Bank Guarantee/Sept 28, 2004	No
Australian Timken Proprietary Limited	— Bank Guarantee of Melobourne Office		Commonwealth Bank	AUD 20,000	AUD 20,000	Bank Guarantee/Jan 13, 2009	No
Australian Timken Proprietary Limited	— Bank guarantee of Sydney Office		Commonwealth Bank	AUD 17,600	AUD 17,600	Bank Guarantee/July 5, 2006	No
Australian Timken Proprietary Limited	Foreign Exchange (CL)	Obligor	ANZ	AUD 500,000		Letter dated Oct 19, 2004	No

				Maximum Amount		Supporting
		Identify Timken		of		Documentation/
		Entity as	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Australian Timken Proprietary Limited	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken Italia S.r.l.	Overdraft line — on ordinary account	Borrower	UBI — Banco di Brescia	EUR 446,000.00	EUR 0	Overdraft line	No
Timken Italia S.r.l.	Overdraft line — for bank receipt advanced discount	Borrower	UBI — Banco di Brescia	EUR 300,000.00	EUR 0	Advanced cash of bank receipt	No
Timken Italia S.r.l.	Overdraft line — on ordinary account	Borrower	Unicredit Bank	EUR 1,000,000.00	EUR 0	Overdraft line /Dec 31, 2008	No
Timken Italia S.r.l.	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken Italia S.r.l.	Ordinary guarantee (Fidejussione) — ENPAM — Office rental	Borrower	UBI — Banco di Brescia	EUR 7,850		Bank Guarantee	No
Timken Italia S.r.l.	Ordinary guarantee (Fidejussione) — LOCAL AUTHORITY — Utilities	Borrower	UBI — Banco di Brescia	EUR 940		Bank Guarantee	No
Timken Italia S.r.l.	Ordinary guarantee (Fidejussione) — ITALIAN RAILWAYS — Supplies	Borrower	UBI — Banco di Brescia	EUR 128,440		Bank Guarantee	No
Timken Italia S.r.l.	Ordinary guarantee (Fidejussione) — THIRD CUSTOMER — Supplies	Borrower	UBI — Banco di Brescia	EUR 32,000		Bank Guarantee	No
Timken Italia S.r.l.	Ordinary guarantee (Fidejussione) — THIRD CUSTOMER — Supplies	Borrower	UBI — Banco di Brescia	EUR 8,913		Bank Guarantee	No
Timken do Brasil	Line of credit	Borrower	Bank Itau BBA — Lender	R$500,000	R$0	Credit line contract dated March 11, 2011	No
Timken do Brasil	Credit Facility Available-Long Term Five Years Financing-BNDES	Borrower	Bank Itau BBA — Lender	R$288,000	R$69,890	Contract Bank Credit — (March 26, 2007)	No

				Maximum Amount		Supporting
		Identify Timken		of		Documentation/
		Entity as	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken (China) Investment Co., Ltd.	To guarantee bank loan for Timken Shanghai borrowings from China Merchants Bank	Guarantor	China Merchants Bank Shanghai Branch — Lendor	CNY 50,000,000	CNY 44,128,280	Credit line contract dated Oct 09’2010	No
Timken (China) Investment Co., Ltd.	Performance bond	Obligator	Standard Chartered Bank China Limited Shanghai Branch — Guarantor	USD 1,000,000.00	USD 1,000,000.00	Timken Guarantee Agreement dated Nov 19, 2010	No	Guarantee Agreement dated Nov 19, 2010 issued by The Timken Company to SCB China
Timken (China) Investment Co., Ltd.	To guarantee bank loan for Yantai Timken borrowings from China EverBright Bank	Guarantor	China Everbright Bank Yantai Branch — Lendor	CNY50,000,000	CNY 0	No credit line contract signed, bank only grant the line of credit orally, board resolution dated Jul 08’2010. The credit line should be renewed in this Jul.	No
Timken (Chengdu) Aerospace & Precision Products Co., Ltd.	USD Revolving loan	Borrower	Standard Chartered Bank China Limited Chengdu Branch — Lendor	USD 10,000,000	USD 2,800,000	Timken Guarantee Agreement dated Nov 19, 2010	No	Guarantee Agreement dated Nov 19, 2010 issued by The Timken Company to SCB China
Timken (Chengdu) Aerospace & Precision Products Co., Ltd.	RMB Overdraft	Borrower	Standard Chartered Bank China Limited Shanghai Branch- Lendor	CNY 15,000,000	CNY 2,990,823	Timken Guarantee Agreement dated Nov 19, 2010	No	Guarantee Agreement dated Nov 19, 2010 issued by The Timken Company to SCB China
Jiangsu TWB Bearings Company, Ltd.	Short term loan	Borrower	Standard Chartered Bank of Shanhai Branch - Lendor	USD 5,000,000	USD 0	Timken Guarantee Agreement dated Nov 19, 2010	No	Guarantee Agreement dated Nov 19, 2010 issued by The Timken Company to SCB China

				Maximum Amount		Supporting
		Identify Timken		of		Documentation/
		Entity as	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Borrower, Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken XEMC (Hunan) Bearings Co., Ltd.	Long Term Loan	Borrower	Bank of China Xiangtan Branch	CNY 180,000,000	CNY 130,000,000	Credit Contract May 2009	Yes	Land, Building and Equipment
Timken Alloy Steel Europe Limited	Rent Deposit Deed on the Offices at Desford Hall Unit 4, The Coach House, Desford Hall, Leicester Lane, Desford, Leicestershire	Obligor	SARAH JANE SHROPSHIRE-BODDY HELEN ELIZABETH KNOWLES and CAROLYN JANE SHROPSHIRE (trading as Shropshire Land & Co) all c/o Narborough Wood Farm Desford Road Enderby Leicestershire LE19 4XT (“the Landlord”)	GBP 4,440.00		Lease Agreement dated 3rd July 2009	No
Timken Germany GmbH	Credit line (Overdraft)	Borrower	HSBC TRINKAUS	EUR 6,000,000 *	EUR 0	Facility Letter — March 10th, 2011 — *Same Facility with HSBC as Timken Europe	No
Timken Germany GmbH	Uncommitted Overdraft Facility / Credit Agreement	Borrower	JP MORGAN	EUR 13,000,000	EUR 0	JPMorgan letter dated Nov 21, 2007	No
Timken Germany GmbH	Guarantee (Foreign Exchange)	Borrower	HSBC TRINKAUS	EUR 2,000,000 *	EUR 598,000	Facility Letter — March 10th, 2011 — *Same Facility with HSBC as Timken Europe	No	Guarantee for Partial retirement
Timken Germany GmbH	Rent Guarantee	Borrower	HSBC TRINKAUS		EUR 18,000	HSBC letter dated Dec 08, 2008	No
Timken India Limited	Working Capital Loan — Cash Credit	Borrower	State Bank of India	Rs 150,000,000	Rs 0	Supp Working Capital Agreement/Dec 27. 2004	Yes	All fixed assets, movables, stock of raw materials, semi-finished goods, consumable stores.

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken India Limited	Working Capital Loan — Includes Letters of Credit and Bank Guarantee	Borrower	State Bank of India	Rs 85,000,000	Rs 18,565,729 (Letters of Credit- Rs 0)	Supp Working Capital Agreement/Dec 27. 2004	Yes	All fixed assets, movables, stock of raw materials, semi-finished goods, consumable stores.
Timken India Limited	Central Excise Bond	Obligor		Rs 1,00,00,000	Rs 99,65,532	01/Undertaking/Timken/Tech/Jsr/Div-IV/2009 Dt-07.10.2009
Timken India Limited	Central Excise Bond	Obligor		Rs 4,00,00,000	Rs. 30,72,427	Bond No- 07/Jsr/Div-II/2001 Acpt. By Dy Commisioner Central Excise Dt-21-08-2001
Timken Global Treasury SARL	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken Espana S.L.	Credit Line (Overdraft)	Borrower	Societe Generale	EUR 30,000	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No
Timken de Mexico S.A. de C.V.	Facilities leasing contract		Beneficiary: Banco JP Morgan, S.A.	1,000,000.00 USD	1,216,659.25 USD up to November 2013	Guarantee Letter of Credit	No
Timken de Mexico S.A. de C.V.	Facilities leasing contract	Tenant/Leasee	Beneficiary: Constructore Coexa SA de CV	2,500,000.00 USD	2,500,000.00 USD seven year of lease contract	Guarantee Letter / dated February 9, 2011	No
Timken Romania S.A.	Facility Agreement (issuance of Letters of Guarantees, opening of Letters of Credit, endorsement of titles of credit, overdraft in the current account opened with the bank)	Borrower	RBS Bank	USD 2,000,000 (RON5,823,600)	USD 846,126 (RON2,463,749)	Credit Facility Agreement / Dec 08, 2010	No	Corporate Guarantee issued by The Timken Company

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken Romania S.A.	Corporate Credit Cards	Borrower	RBS Bank	USD 300,000	USD 227,003	None	No	Timken Romania has an agreement with RBS Bank for business credit cards in a limit of $300,000, but there is no formal document between Timken Romania and RBS Bank Romania certifying this agreement.
Timken Romania S.A.	Uncommitted multi-option/multi-currency credit facility (issuance of Letters of Guarantees, issuance letters of credit based on the commercial contracts executed by the borrower with third parties, credit lines (overdraft)).	Borrower	BRD Societe Generale	EUR 1,500,000 (RON 6,147,600)	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No	Master Guarantee Agreement issued by the Timken Company
Timken Romania S.A.	Foreign Exchange Guarantee Agreement	Obligor	BRD Societe Generale		Refer to “Currency Hedges” information.	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken Servicios Administrativos S.A. de C.V.	Credit Facility (CL)	Borrower	Bancomer	Pesos 1,000,000 (or USD 84,008)	Pesos 52,121.80	Comfort Letter dated Oct 25, 2001	No
Timken Servicios Administrativos S.A. de C.V.	Operational Leasing	Borrower	Banorte	Pesos 3,000,000 (or USD 252,027)	Pesos 1,128,885
Timken Polska SP. z.o.o.	Overdraft facility	Borrower	Societe Generale	11,500,000.00 EUR	EUR 0	Timken Master Guarantee Agreement/May 31, 2010	No	Corporate Master Guarantee valid till 11/30/2011

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken Polska SP. z.o.o.	Capital Lease	Lessee	ING Lease	N/A	47,637.00 PLN	Various agreement with different dates	No
Timken Polska SP. z.o.o.	Capital Lease	Lessee	Europejski Fundusz Leasingowy	N/A	59,632.00 PLN	Various agreement with different dates	No
Timken Polska SP. z.o.o.	Capital Lease	Lessee	Handlowy Leasing	N/A	172,845.00 PLN	Various agreement with different dates	No
Timken Polska SP. z.o.o.	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information.	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken Polska SP. z.o.o.	Foreign Exchange and Hedging	Obligor	PEKAO S.A.	PLN 20,000,000.00	100,000.00 EUR	Master Agreement on Bank Accounts and Other Services (09/15/2010)	No
Timken Bearing Services-South Africa	Capital Leases	Lessee	Toyota Forklift		ZAR 58,083	Various Agreements with different dates	No
Timken Canada LP	Overall Credit Limit	Borrower	CIBC-Lender			Credit Agreement dated November 18, 2008	No
Timken Canada LP	— Operating Line (sublimit)	— Borrower	— CIBC-Lender	CAD 600,000 (sublimit)	CAD 0	Credit Agreement dated November 18, 2008	No
Timken Canada LP	— Documentary Import Letters of Credit (sublimit)	— Borrower	— CIBC-Lender	CAD 30,000 (sublimit)	CAD 0	Credit Agreement dated November 18, 2008	No
Timken Canada LP	— Financial Letters of Credit & Guarantees (sublimit)	— Borrower	— CIBC-Lender	CAD 25,000 (sublimit)	CAD 0	Credit Agreement dated November 18, 2008	No
Timken Canada LP	— Foreign Exchange Contracts (sublimit)	— Borrower	— CIBC-Lender	USD 100,000 (sublimit)	Refer to “Currency Hedges” information	Credit Agreement dated November 18, 2008	No
Timken Engineering and Research — India Private Limited	SEZ Bond	Obligor	HSBC Bank	RS. 11,76,000		071-185011-801

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken India Manufacturing Private Ltd.	Packing Credit Foreign Currency Loan	Borrower	Standard Chartered Bank	USD 10,000,000	USD 7,000,000	Agreement dated 18th October 2010	No
Timken India Manufacturing Private Ltd.	Packing Credit Foreign Currency Loan	Borrower	Bank of America	USD 10,000,000	USD 5,000,000	Agreement dated 29th October 2010	No
Timken UK Limited (includes TKR Rail Service UK)	Guarantee (Timken UK Ltd.)	Borrower	HSBC-Beneficiary	GBP 4,500,000	GBP 0	Guarantee/Dec 2010	No
Timken UK Limited (includes TKR Rail Service UK)	Lease w/Timken UK Ltd-Units 5, 7, & 8/IO Centre,
Timken UK Limited (includes TKR Rail Service UK)	Lodge Farm, Duston, Northampton (Timken Rail Service-Branch of Timken UK)	Obligor	Knight Frank LLP	GBP 53,000		Lease Agreement / May 24, 2002	No
Timken UK Limited (includes TKR Rail Service UK)	Customs & Excise Deferred Duty Guarantee (Timken UK Ltd).	Obligor	Midland Bank	GBP 750,000	GBP 0	Midland Bank Guarantee Letter / Nov 3, 1997	No
Timken Rail Service (Moscow)	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken South Africa (PTY.) Limited	Bank Overdraft Facility	Borrower	Standard Bank of South Africa	ZAR 4,000,000	ZAR 0	General Facility (Updated 31 March 2011)	No
Timken South Africa (PTY.) Limited	Performance Bonds in respect of Export Contracts	Obligor	Standard Bank of South Africa	ZAR 3,000,000	ZAR 19,387,317
Timken South Africa (PTY.) Limited	Derivative Products- Foreign Exchange Forward Contracts	Obligor	Standard Bank of South Africa	ZAR 12 000 000	ZAR 0	General Facility (Updated 01 June 2009)	No

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken South Africa (PTY.) Limited	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken South Africa (PTY.) Limited	Vehicle and asset finance	Borrower	Standard Bank of South Africa	ZAR 120,000	ZAR 30,346	General Facility (Updated 31 March 2011)	No
Timken South Africa (PTY.) Limited	Credit card facility	Borrower	Standard Bank of South Africa	ZAR 2,000,000	ZAR 66,704	General Facility (Updated 31 March 2011)	No
Timken South Africa (PTY.) Limited	Capital Lease	Lessee	Toyota Forklift		ZAR 220,777	Various Agreements with different dates	No
Timken Receivables Corp.	Accounts Receivable Securitization	Seller	Victory Receivables Corp. (Bank of Tokyo, Fifth Third)	USD 150,000,000	USD 0	Amended & Restated Receivables Purchase Agreement dtd Dec 30, 2005, as amended Nov 10, 2010	Yes	Accounts Receivable
Timken GmbH	Foreign Exchange Guarantee Agreement	Obligor	Societe Generale		Refer to “Currency Hedges” information	Timken Foreign Exchange Guarantee Agreement/May 31, 2010	No
Timken (Shanghai) Distribution & Sales Co., Ltd.	RMB short-term loan	Borrower	China Merchants Bank Shanghai Branch — Lendor	CNY 50,000,000	CNY 0	Credit line contract dated Oct 09’2010	No	Guaranteed by Timken China Investment Co.
Timken (Shanghai) Distribution & Sales Co., Ltd.	Performance bond issued to customer	Obligator	China Merchants Bank Shanghai Branch — Guarantor		CNY 2,667,055	Credit line contract dated Oct 09’2010	No	Guaranteed by Timken China Investment Co.
Timken (Shanghai) Distribution & Sales Co., Ltd.	L/C issued to vendors	Obligator	China Merchants Bank Shanghai Branch — Guarantor		CNY 7,153,828	Credit line contract dated Oct 09’2010	No	Guaranteed by Timken China Investment Co.
Timken (Shanghai) Distribution & Sales Co., Ltd.			China Merchants Bank Shanghai Branch -Guarantor		CNY 34,307,397

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Timken (Shanghai) Distribution & Sales Co., Ltd.	Advance payment bond issued to customer	Obligator	China Merchants Bank Shanghai Branch — Guarantor		CNY 0	Credit line contract dated Oct 09’2010	No	Guaranteed by Timken China Investment Co.
Timken (Shanghai) Distribution & Sales Co., Ltd.	Performance bond	Obligator	Standard Chartered Bank China Limited Shanghai Branch — Guarantor	USD 2,000,000	USD 96,976	Timken Guarantee Agreement dated Nov 10, 2010	No	Guarantee Agreement dated Nov 19’2010 issued by The Timken Company to SCB China
Timken (Wuxi) Bearings Co., Ltd.	Short term loan (6 months)	Borrower	Bank of China Wuxi Branch — Lendor	CNY 130,000,000	CNY 27,000,000	Credit Line contract, Aug’2010.	No
Timken (Wuxi) Bearings Co., Ltd.	Short term loan (6 months)	Borrower	Bank of China Wuxi Branch — Lendor		CNY 20,000,000	Credit Line contract, Aug’2010.	No
Timken (Wuxi) Bearings Co., Ltd.	Short term loan (6 months)	Borrower	Bank of China Wuxi Branch — Lendor		CNY 32,741,500	Credit Line contract, Aug’2010.	No
Timken (Wuxi) Bearings Co., Ltd.	Overdraft	Borrower	Standard Chartered Bank China Limited Shanghai Branch — Lendor	CNY 84,997,151	CNY 24,329,429	Timken Guarantee Agreement dated Nov 10, 2010	No
Timken (Wuxi) Bearings Co., Ltd.	USD loan	Borrower	Standard Chartered Bank China Limited Shanghai Branch — Lendor	CNY 65,483,168	CNY 0	Timken Guarantee Agreement dated Nov 10, 2010	No
Timken (Wuxi) Bearings Co., Ltd.	RMB loan	Borrower	Standard Chartered Bank China Limited Shanghai Branch — Lendor	CNY 63,715,122	CNY 0	Timken Guarantee Agreement dated Nov 10, 2010	No
Timken (Wuxi) Bearings Co., Ltd.	L/C	Borrower	Standard Chartered Bank China Limited Shanghai Branch — Lendor	CNY 13,096,634	CNY 0	Timken Guarantee Agreement dated Nov 10, 2010	No

		Identify Timken		Maximum Amount
		Entity as		of		Supporting Documentation/
		Borrower,	Identify Third Party as	Permitted	Amount	Agreements
	Description of	Guarantor,	Lender, Guarantor,	Indebtedness	Outstanding	Name & Date of	Secured	Description of
Timken Entity	Indebtedness	Obligor, etc.	Beneficiary, etc.	under each Facility	31-Mar-11	Agreement	Facility	Collateral
Yantai Timken Co., Ltd.	Short term loan (1 Yr)	Borrower	China Everbright Bank Yantai Branch - Lendor	CNY 50,000,000	CNY 0	No credit line contract signed, bank only grant the line of credit orally, board resolution dated Jul. 8’2010. The credit line should be renewed in this Jul.	No	Guaranteed by Timken China Investment Co.

Schedule 8.08
Transactions with Affiliates
None.

Schedule 8.09
Burdensome Agreements
1. $9,500,000 State of Ohio Multi-Modal Interchangeable Rate Air Quality Development Revenue Refunding Bonds, Series 2001 (negative pledge)
2. $12,200,000 State of Ohio Multi-Modal Interchangeable Rate Water Development Revenue Refunding Bonds, Series 2001 (negative pledge)
3. $17,000,000 State of Ohio Pollution Control Revenue Refunding Bonds, Series 2003 (negative pledge)
4. $250,000,000 Shelf Registration of Medium Term Notes, Form S-3, July 1, 1990 (restricts the ability of the Borrower and its domestic subsidiaries to incur, issue, assume or guarantee any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness that is secured by a mortgage on a Principal Manufacturing Property (as defined in the related Indenture) of the Borrower or any domestic subsidiary or any shares of stock or debt of any domestic subsidiary that owns a Principal Manufacturing Property without providing that the notes are secured equally and ratably with (or prior to) such secured debt, subject to certain enumerated exceptions; restricts the ability to engage in sale and leaseback transactions)
5. $300,000,000 Shelf Registration of Medium Term Notes, Form S-3, April 24, 1998 (restricts the ability of the Borrower and its domestic subsidiaries to incur, issue, assume or guarantee any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness that is secured by a mortgage on a Principal Manufacturing Property (as defined in the related Indenture) of the Borrower or any domestic subsidiary or any shares of stock or debt of any domestic subsidiary that owns a Principal Manufacturing Property without providing that the notes are secured equally and ratably with (or prior to) such secured debt, subject to certain enumerated exceptions; restricts the ability to engage in sale and leaseback transactions)
6. $250,000,000 Fixed-Rate 6.0% Unsecured Senior Notes due 2014 and related Indenture by and between The Timken Company and The Bank of New York, as Trustee, dated as of February 18, 2003 as supplemented by the First Supplemental Indenture, dated as of September 14, 2009, by and between The Timken Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as The Bank of New York)), (restricts the ability of the Borrower and its domestic subsidiaries to incur, issue, assume or guarantee any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness that is secured by a mortgage on a Principal Manufacturing Property (as defined in the related Indenture) of the Borrower or any domestic subsidiary or any shares of stock or debt of any domestic subsidiary that owns a Principal Manufacturing Property without providing that the notes are secured equally and ratably with (or prior to) such secured debt, subject to certain enumerated exceptions; restricts the ability to engage in sale and leaseback transactions)

Schedule 11.02
Paying Agent’s Office, Certain Addresses for Notices
1. Address for Loan Parties:

The Timken Company
1835 Dueber Avenue, S.W.
P.O. Box 6928
Canton, OH 44706-0928
Attention:	William R. Burkhart Senior Vice President and General Counsel
Telephone:	(330) 471-3002
Facsimile:	(330) 471-4041
Electronic Mail:	william.burkhart@timken.com
2. Addresses for Paying Agent, Co-Administrative Agents, L/C Issuer and Swing Line Lender:
Paying Agent’s Office:
(for Payments of Requests for Credit Extensions)

KeyBank National Association
4900 Tiedeman Road
Mail Code:	OH-01-49-0114 Brooklyn, Ohio 44144
Attn:	Kathy Koenig
Telephone:	(216) 813-4814
Facsimile:	(216) 370-6113
Electronic Mail:	kathy_koenig@keybank.com
Account No.:	1140228209035
Ref:	TIMKEN
ABA#:	041001039
Other Notices to Co-Administrative Agents:

KeyBank National Association
127 Public Square
Mail Code:	OH-01-27-0628 Cleveland, Ohio 44114
Attn:	Brian Fox
Telephone:	(216) 689-4599
Facsimile:	(216) 689-4649
Electronic Mail:	Brian_Fox@KeyBank.com

Bank of America, N.A.
231 S. La Salle St
Chicago, IL 60604
Mail Code: IL1-231-10-10
Attn:	Brian Lukehart
Telephone:	(312) 828-6883

Facsimile:	(415) 503-5148
Electronic Mail: brian.lukehart@bankofamerica.com
For Notices as Swing Line Lender:

KeyBank National Association
4900 Tiedeman Road
Mail Code:	OH-01-49-0114 Brooklyn, Ohio 44144
Attn:	Kathy Koenig
Telephone:	(216) 813-4814
Facsimile:	(216) 370-6113
Electronic Mail:	kathy_koenig@keybank.com
For Notices as L/C Issuer:

KeyBank National Association
4910 Tiedeman Road
Mail Code:	OH-01-51-0531 Brooklyn, OH 44144
Attn:	Tina Jones
Telephone:	(216) 813-1486
Facsimile:	(216) 813-3719
Electronic Mail:	tina_jones@keybank.com

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ____________, _____
To:	KeyBank National Association, as Paying Agent
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 11, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The Timken Company, an Ohio corporation (the “Borrower”), Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and KeyBank National Association, as L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
☐ A Borrowing of Revolving Credit Loans
☐ A conversion or continuation of Revolving Credit Loans
1.	On _____________________ (a Business Day).

2.	In the amount of________________________.

3.	Comprised of___________________________. [Type of Loan requested]

4.	Currency: ______________________________ (Dollars or a Committed Currency).

5.	For Eurocurrency Rate Loans: with an Interest Period of ____ months.
     The Committed Borrowing requested herein complies with the proviso in Section 2.01 of the Agreement. [The Borrower hereby represents and warrants that the conditions set forth in Section 5.02(a) and (b) of the Credit Agreement will have been satisfied on and as of the date of the requested Credit Extension.]

THE TIMKEN COMPANY
By:
Name:
Title:

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date: _____________ ______
To:	KeyBank National Association, as Paying Agent and Swing Line Lender
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 11, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The Timken Company, an Ohio corporation (the “Borrower”), Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and KeyBank National Association, as L/C Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Loan:
1.	On __________________ (a Business Day).

2.	In the amount of $___________________.
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

THE TIMKEN COMPANY
By:
Name:
Title:

EXHIBIT C
FORM OF REVOLVING CREDIT NOTE
_____________, ______
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of May 11, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lender, Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, each other lender from time to time party thereto, and KeyBank National Association, as L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Paying Agent for the account of the Lender in Dollars or the Committed Currency, as applicable, in which such Revolving Credit Loan is denominated in immediately available funds at the Paying Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE TIMKEN COMPANY
By:
Name:
Title:

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________
To:	Each Agent and each Lender as defined in the Agreement referred to below
Ladies and Gentlemen:
     Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 11, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The Timken Company, an Ohio corporation (the “Borrower”), Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and KeyBank National Association, as L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies, in his/her capacity as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the _____________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agents and the Lenders on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one.]

     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article VI of the Agreement, or which are contained in any document furnished by the Borrower at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.
     5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _____________, ___________.

THE TIMKEN COMPANY
By:
Name:
Title:

SCHEDULE 1
to the Compliance Certificate
Please see attached.

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
For the Quarter/Year ended _____________________ (“Statement Date”)

I.	Section 8.11(a) — Consolidated Leverage Ratio.
	A.	Consolidated EBITDA for such period.
		1.	Consolidated Net Income:	$	______
		2.	Consolidated Interest Charges (from Line II.B.1):	$	______
		3.	federal, state, local and foreign income taxes (provision for income taxes):	$	______
		4.	consolidated EBIT (Line I.A.1 plus Line I.A.2 plus Line I.A.3):	$	______
		5.	depreciation and amortization expense:	$	______
		6.	other non-recurring expenses and charges reducing Consolidated Net Income which do not represent a cash item in such period or any future period:	$	______
		7.	losses realized upon Disposition of assets outside the ordinary course of business:	$	______
		8.	non-cash impairment, restructuring, reorganization, implementation, manufacturing rationalization and other special charges:	$	______
		9.	non-recurring material income non-cash items increasing Consolidated Net Income:	$	______
		10.	gains realized upon Disposition of assets outside the ordinary course of business:	$	______
		11.	payments (net of expenses) received with respect to United States — Continued Dumping and Subsidy Offset Act of 2000:	$	______
		12.	Consolidated EBITDA (Line I.A.4 plus Line I.A.5 plus Line I.A.6 plus Line I.A.7 plus Line I.A.8 minus Line I.A.9 minus Line I.A.10 minus Line.I.A.11:	$	______

	B.	Consolidated Funded Indebtedness.
1.
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money including obligations for borrowed money and obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:
				$	______
		2.	Purchase money Indebtedness:	$	______
		3.	Direct letters of credit obligations (standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$	______
4.
Obligations for deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earn-outs, hold-backs and other deferred payment of consideration in connection with Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP):
				$	______
		5.	Attributable Indebtedness (in respect of capital leases and Synthetic Lease Obligations):	$	______
		6.	Off-Balance Sheet Liabilities:	$	______
7.
Guarantees with respect to outstanding Indebtedness (other than Indebtedness that is contingent in nature) of the types specified in Lines I.B.1 through I.B.6 of Persons other than the Borrower or any Subsidiary:
				$	______
8.
Indebtedness of the types referred to in Lines I.B.1 through I.B.7 of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:
				$	______
		9.	Consolidated Funded Indebtedness (Line I.B.1 plus Line I.B.2 plus Line I.B.3 plus Line I.B.4 plus Line I.B.5 plus Line I.B.6 plus Line I.B.7 plus Line I.B.8):	$	______
	C.	Consolidated Leverage Ratio (Line I.B.9 divided by Line I.A.13):			____ to 1.0
Maximum permitted: 3.25 to 1.0
II.	Section 8.11(b) — Consolidated Interest Coverage Ratio.
	A.	Consolidated EBITDA for such period (from Line I.A.13):		$	______

B.	Consolidated Interest Charges	$	______
1.
Interest, premium payments, debt discount, fees, charges and related expenses for borrowed money (including capitalized interest) or for the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, net of interest income in accordance with GAAP:
		$	______
C.	Consolidated Interest Coverage Ratio (Line II.A divided by Line II.B.):		_____ to 1.0
Minimum required: 4.0 to 1.0

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Paying Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guaranty and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ____________________________

2.	Assignee: ____________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: The Timken Company

4.	Paying Agent:	KeyBank National Association, as the paying agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement, dated as of May 11, 2011, among the Borrower, the Paying Agent, Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, each lender from time to time party thereto, and KeyBank National Association, as L/C Issuer and Swing Line Lender.

6.	Assigned Interest:

[1]	Select as applicable.

Aggregate
Amount of	Amount of	Percentage
Commitment/Loans	Commitment/Loans	Assigned of
for all Lenders	Assigned	Commitment/Loans[2]
$_____________	$_____________	_____________%
$_____________	$_____________	_____________%
$_____________	$_____________	_____________%
[7. Trade Date:                      ______________]3
Effective Date: ______________, 20_ [TO BE INSERTED BY THE PAYING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]4 Accepted:

KEYBANK NATIONAL ASSOCIATION, as Paying Agent
By:
Title:

[Consented to:]5

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[4]	To be added only if the consent of the Paying Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX I TO ASSIGNMENT AND ASSUMPT1ON
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.07(b)(iii), (iv), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Paying Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Paying Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 20___ is by and among __________, a __________ (the “New Subsidiary”), and KeyBank National Association and Bank of America, N.A., as Co-Administrative Agents under that certain Second Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of May 11, 2011 among The Timken Company, an Ohio corporation (the “Borrower”), the Co-Administrative Agents, KeyBank National Association, as Paying Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and KeyBank National Association, as L/C Issuer and Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Co-Administrative Agents, for the benefit of the Lenders:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The Subsidiary hereby represents and warrants to the Agent that, as of the date hereof:
     (a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
     (b) Schedule 1 hereto includes all Subsidiaries of the New Subsidiary, including the number of shares of outstanding Capital Stock and the percentage of such Capital Stock owned by the New Subsidiary.
     3. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Co-Administrative Agents in writing.
     4. The New Subsidiary hereby waives acceptance by the Co-Administrative Agents and the Lenders of the Guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.
     5. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery by telecopier or other electronic transmission (including .pdf) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original counterpart of this Agreement.
     6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Schedule 1
Subsidiaries

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and each Co-Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY], a[n] [__________] [__________]
By:
Name:
Title:

Acknowledged and accepted: KEYBANK NATIONAL ASSOCIATION, as Co-Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as Co-Administrative Agent
By:
Name:
Title: